Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MEDOVEX CORP., AS PURCHASER

STML MERGER SUB, INC., AS MERGER SUB,

STREAMLINE, INC., AS THE COMPANY,

THE PERSONS LISTED ON THE SIGNATURE PAGE AS SELLERS

AND

JIM L. ALBRECHT, AS SELLERS’ REPRESENTATIVE

March 9, 2015

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS AND RULES OF CONSTRUCTION	1

SECTION 1.1	Defined Terms	1

SECTION 1.2	Certain References	1

SECTION 1.3	Rules of Construction	1

SECTION 1.4	Knowledge Group	2

SECTION 1.5	Preparation of Agreement	2

ARTICLE II	THE MERGER	2

SECTION 2.1	Reverse Subsidiary Merger	2

SECTION 2.2	Conversion of Company Common Stock	2

SECTION 2.3	Charter, Bylaws, Directors and Officers	3

SECTION 2.4	Calculation of Merger Consideration	3

SECTION 2.5	Treatment of Options	4

SECTION 2.6	Closing and Closing Payments	4

SECTION 2.7	Legends and Restrictions	5

SECTION 2.8	Surrender of Certificates	5

SECTION 2.9	Closing of the Company’s Transfer Books	6

SECTION 2.10	Closing Deliveries	6

SECTION 2.11	Tax Free Reorganization	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

SECTION 3.1	Organization, Existence and Good Standing	9

SECTION 3.2	Power and Authority	9

SECTION 3.3	Enforceability	9

SECTION 3.4	Consents; Non-contravention	9

SECTION 3.5	Capitalization	9

SECTION 3.6	No Subsidiaries	10

SECTION 3.7	Governing Documents	10

SECTION 3.8	Financial Statements	10

SECTION 3.9	Indebtedness; Guarantees	10

SECTION 3.10	Undisclosed Liabilities	10

SECTION 3.11	Material Adverse Changes	11

SECTION 3.12	Title to Assets	11

SECTION 3.13	Sufficiency and Condition of Assets	11

SECTION 3.14	Accounts Receivable	11

SECTION 3.15	Insurance	11

SECTION 3.16	Taxes	12

SECTION 3.17	Conduct of Business	14

SECTION 3.18	Contracts	15

SECTION 3.19	Licenses and Permits	17

SECTION 3.20	Compliance with Laws	18

SECTION 3.21	Litigation, Claims and Awards	18

SECTION 3.22	Real Property	18

SECTION 3.23	Environmental Matters	19

SECTION 3.24	Intellectual Property	19

SECTION 3.25	Employee Benefit Plans	20

SECTION 3.26	Employee Relations	23

SECTION 3.27	Customers and Suppliers	25

SECTION 3.28	Bank Accounts	25

SECTION 3.29	Privacy and Data Security	25

SECTION 3.30	Commercial Bribery and Fraud	26

SECTION 3.31	Related Parties Transactions	26

SECTION 3.32	Business Continuity	26

SECTION 3.33	Brokers	26

SECTION 3.34	Books and Records	26

SECTION 3.35	IT Systems	26

SECTION 3.36	No Implied Representations or Warranties	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER	27

SECTION 4.1	Power and Authority	27

SECTION 4.2	Enforceability	27

SECTION 4.3	Consents; Non-contravention	28

SECTION 4.4	Title to Shares	28

SECTION 4.5	No Acquisitions	28

SECTION 4.6	Litigation	28

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER AND MERGER SUB	28

SECTION 5.1	Organization, Existence and Good Standing	28

SECTION 5.2	Power and Authority	28

SECTION 5.3	Enforceability	29

SECTION 5.4	Consents; Non-contravention	29

SECTION 5.5	Brokers	29

SECTION 5.6	Valid Issuance	29

SECTION 5.7	Capitalization	29

SECTION 5.8	Prior Sub Operations	30

SECTION 5.9	Financing	30

SECTION 5.10	Litigation	30

SECTION 5.11	SEC Documents	30

ARTICLE VI	COVENANTS OF THE COMPANY AND SELLERS

SECTION 6.1	Pre-Closing Covenants	30

SECTION 6.2	Competing Acquisition Proposals	32

SECTION 6.3	Proxy Statement; Stockholder Approval	32

SECTION 6.4	Voting Agreement	33

SECTION 6.5	Risk of Loss and Casualty	33

SECTION 6.6	Non-Competition and Non-Solicitation	34

SECTION 6.7	Litigation Support	35

SECTION 6.8	Release	35

SECTION 6.9	Confidentiality	36

ARTICLE VII	COVENANTS OF PURCHASER

SECTION 7.1	Pre-Closing Actions	36

SECTION 7.2	Appointment of Director	36

SECTION 7.3	Contribution of Working Capital	36

ARTICLE VIII	[INTENTIONALLY OMITTED]

ARTICLE IX	CONDITIONS TO CLOSING

SECTION 9.1	Conditions to the Company’s and Sellers’ Obligations	36

SECTION 9.2	Conditions to Purchaser’s and Merger Sub’s Obligations	37

SECTION 9.3	Joint Conditions to the Parties’ Obligations	38

ARTICLE X	TAX MATTERS	38

SECTION 10.1	Preparation and Filing of Tax Returns	38

SECTION 10.2	Liability for Taxes	38

SECTION 10.3	Apportionment of Straddle Period Taxes	39

SECTION 10.4	Cooperation	39

SECTION 10.5	[Intentionally deleted].	39

SECTION 10.6	Amended Tax Returns; Refunds	39

SECTION 10.7	Transfer Taxes	40

ARTICLE XI	INDEMNIFICATION

SECTION 11.1	General; Survival	40

SECTION 11.2	Indemnification for Purchaser’s Benefit	40

SECTION 11.3	Indemnification for Company Stockholders’ Benefit	41

SECTION 11.4	Notice and Determination of Claims	42

SECTION 11.5	Third Party Claims	42

SECTION 11.6	Limitations	43

SECTION 11.7	Recourse	44

SECTION 11.8	Injunctive Relief	44

SECTION 11.9	Materiality and Knowledge Qualifiers	44

SECTION 11.10	Limitation on Contribution and Certain Other Rights	45

SECTION 11.11	Knowledge and Investigation	45

SECTION 11.12	Other Factors Not Limiting	45

SECTION 11.13	Effect of Officer’s Certificates	45

SECTION 11.14	Exclusive Remedy	45

ARTICLE XII	TERMINATION

SECTION 12.1	General	46

SECTION 12.2	Right to Terminate	46

SECTION 12.3	Remedies Upon Termination	46

SECTION 12.4	Expenses	47

SECTION 12.5	Certain Other Effects of Termination	47

ARTICLE XIII	SELLERS’ REPRESENTATIVE

SECTION 13.1	Appointment of the Sellers’ Representative and Authorization of Expense Fund	47

SECTION 13.2	Authority of the Sellers’ Representative	48

SECTION 13.3	Reliance	49

SECTION 13.4	Actions by Sellers	49

SECTION 13.5	Indemnification of the Sellers’ Representative	49

SECTION 13.6	Indemnification of Purchaser and Its Affiliates	50

ARTICLE XIV	MISCELLANEOUS

SECTION 14.1	Transaction Expenses	50

SECTION 14.2	Publicity	50

SECTION 14.3	Notices	50

SECTION 14.4	Entire Agreement; Amendment	51

SECTION 14.5	Non-Waiver	52

SECTION 14.6	Severability	52

SECTION 14.7	Headings	52

SECTION 14.8	Third Party Beneficiaries	52

SECTION 14.9	Binding Effect	52

SECTION 14.10	Assignment; Successors	52

SECTION 14.11	Applicable Law	52

SECTION 14.12	Waiver of Trial by Jury	52

SECTION 14.13	Consent to Jurisdiction	53

SECTION 14.14	Governmental Reporting	53

SECTION 14.15	Counterparts	53

SECTION 14.16	Delivery by Electronic Transmission	53

TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.1 Schedule 2.4 Schedule 2.10(b) Schedule 5.7 Schedule 9.2(e)
Defined Terms
Indebtedness and Expenses to be paid at Closing
Company and Sellers’ Representative’s Closing Deliveries
Purchaser Outstanding Options and Convertible Securities
Management Employment Agreements

Exhibit A	Articles of Merger and Plan of Merger

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Employment Agreements

Exhibit D	Form of Legal Opinion of the Company’s Counsel

Exhibit E	Form of Letter of Transmittal

Company Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of March 9, 2015 by and among Medovex Corp., a Nevada corporation (“Purchaser”), STML Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Streamline, Inc., a Minnesota corporation (the “Company”), each of the Sellers identified on the signature page of this Agreement (each, a “Seller,”  and collectively “Sellers”), and Jim L. Albrecht, a Minnesota resident, as agent for the Company Stockholders (the “Sellers’ Representative”).

RECITAL

A.           Purchaser desires to purchase all of the issued and outstanding shares of Company Common Stock (“Shares”) by means of a reverse subsidiary merger upon the terms and subject to the conditions herein contained.  In furtherance of the foregoing, the boards of directors of each of Purchaser, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company and each of the related Transactions, upon the terms and subject to the conditions set forth herein.

B.           To induce Purchaser and Merger Sub to enter into this Agreement and incur the obligations set forth herein, certain stockholders of the Company are entering into this Agreement pursuant to which, among other things, such stockholders have agreed:  (i) to perform and be bound by the agreements, covenants and obligations of the Sellers contained herein; and (ii) to appoint the Seller Representative as their agent and representative in connection with the Transactions.

C.           The parties intend that the Merger will be treated as a tax-deferred reorganization pursuant to Code Sections 368(a)(1)(A) and (a)(2)(E).

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1                          Defined Terms.  Certain capitalized terms used in this Agreement have the definitions set forth in the body of the Agreement.  Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Schedule 1.1.

SECTION 1.2                         Certain References.  Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time.  Any reference in this Agreement to any United States federal or state action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of such other jurisdiction.  Any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified from time to time through such date.

SECTION 1.3                         Rules of Construction.  Words in the singular shall be held to include the plural and vice versa.  Words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement.  All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified.  The word “or” shall not be exclusive.  All references herein to “dollars” or “$” are to United States dollars.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified.  All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

SECTION 1.4                         Knowledge Group.  Whenever any representation or warranty in this Agreement is qualified by the knowledge of the Company and/or Sellers, such representation or warranty shall be deemed to be limited to the actual knowledge as of the date hereof and the Closing Date of Peter Blankenship and Sam Blankenship after having conducted a reasonable inquiry.

SECTION 1.5                         Preparation of Agreement.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party shall be subordinated to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties and not in favor of or against any party.

ARTICLE II
THE MERGER

SECTION 2.1                         Reverse Subsidiary Merger.  On the terms and subject to the conditions contained in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the Minnesota Business Corporation Act (the “Minnesota Act”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  At the Closing, the Company and Merger Sub shall cause the articles of merger substantially in the form of Exhibit A attached hereto (the “Articles of Merger”) and the Plan of Merger substantially in the form of Exhibit A attached hereto (the “Plan of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota and shall make all other filings or recordings required by the Minnesota Act in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger and Plan of Merger are duly filed with the Secretary of State of the State of Minnesota or at such later time as Purchaser and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).  From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises of, and be subject to all of the liabilities, restrictions, disabilities and duties of, the Company and Merger Sub, all as provided under the Minnesota Act.

SECTION 2.2                         Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or any of their respective stockholders or agents:

(a)           All Shares will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and each holder of Shares will cease to have any rights with respect thereto, except that, subject to the requirement that each Company Stockholder complete, execute and deliver the Letter of Transmittal to the Paying Agent as provided in  Section 2.8, which is deemed to be partial consideration for the agreement of the Purchaser to enter into this Agreement and issue the Merger Consideration as set forth herein, all Shares (other than Dissenting Shares and Shares to be cancelled under Section 2.2(b)), shall be converted into the right to receive the Per Share Merger Consideration as, when and if payable with respect to such Shares, in accordance with and in the manner provided in, and subject to the limitations and conditions of, this Agreement and the Escrow Agreement. Notwithstanding anything to the contrary herein, each Company Stockholder who would otherwise be entitled to receive a fractional share of Purchaser’s Common Stock as part of the Merger Consideration shall instead receive one additional whole share for any fraction of a share of .5 or above, and any fraction of a share of .49 or below shall be rounded to zero.

(b)           Each Share held by Purchaser or Merger Sub immediately prior to the Effective Time, together with any Shares held by the Company as treasury stock or otherwise immediately prior to the Effective Time, shall be canceled and no payment shall be made with respect thereto.  If required by the Minnesota Act, but only to the extent required thereby, each Share issued and outstanding immediately prior to the Effective Time and held of record by any stockholder of the Company that has validly exercised his, her or its appraisal rights under the Minnesota Act (such shares, the “Dissenting Shares”) shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Minnesota Act.  Notwithstanding the foregoing, if any holder of Dissenting Shares fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal and payment under the Minnesota Act, each Share held by such holder shall thereupon be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement.

(c)           Each share of Merger Sub’s common stock, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of the common stock, no par value per share, of the Surviving Corporation, which shall be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

SECTION 2.3                         Charter, Bylaws, Directors and Officers.  At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on the exhibit attached to the Articles of Merger and shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.  At the Effective Time, the Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the articles of incorporation of the Surviving Corporation and in accordance with applicable Law.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

SECTION 2.4                          Calculation of Merger Consideration.  The aggregate consideration to which the holders of the Shares shall be entitled pursuant to this Agreement is equal to:

(a)           $1,325,000 plus the Net Option Exercise Cash, in cash without interest, less any Indebtedness or Transaction Expenses of the Company to be paid at Closing, as set forth on Schedule 2.4 hereto (which schedule shall be updated by the Company prior to Closing to reflect all Transaction Expenses owed by the Company as of the Effective Time and which the parties agree and understand will not include any indebtedness owed by the Company to each of the North Dakota Development Fund and the Bank of North Dakota) less the Dissenters Holdback and less the Seller Representative Expense Fund (as adjusted, the “Closing Cash”); plus

(b)           1,875,000 shares of the Purchaser’s common stock (the “Merger Consideration Shares” and together with the Closing Cash, the “Merger Consideration”).

SECTION 2.5                          Treatment of Options.

(a)           Within three days following the date of this Agreement, the Company will notify in writing each holder of an Option that is outstanding and unexercised on the date hereof, whether or not then vested or exercisable, that such Option shall expire and be cancelled and each Optionholder shall cease to have any rights with respect thereto, on the 10th calendar day following the date of such notice.  Immediately prior to the Effective Time, the Company will have no Options of any type outstanding.

(b)           At or prior to the Effective Time, the Company shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of this Section 2.5 and (ii) cause all Options to expire as set forth above and the Company’s 2009 Stock Option Plan to terminate at or prior to the Effective Time.

SECTION 2.6                          Closing and Closing Payments.

(a)           The Transactions shall be consummated (the “Closing”) at 9:00 a.m., local time, at the offices of Womble Carlyle Sandridge & Rice, LLP, 271 17th Street NW, Suite 2400, Atlanta, Georgia 30363, two Business Days following the satisfaction or waiver of the conditions to closing set forth in Article IX or on such other date, or at such other time or place, as shall be mutually agreed upon by the Sellers’ Representative and Purchaser.  The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

(b)           Subject to the delivery of the items set forth in Section 2.10(b), at the Closing, Purchaser shall deliver (i) the Closing Cash by wire transfer of immediately available funds to a bank account designated by the Paying Agent by written notice to Purchaser at least two Business Days before the Closing Date, for the purpose of effecting the exchange in accordance with Section 2.8 of cash for Company Stock Certificates that, immediately prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.2; and (ii) the Seller Representative Expense Fund by wire transfer of immediately available funds to a bank account designated by the Sellers’ Representative  by written notice to Purchaser at least two Business Days before the Closing Date.

(c)           Subject to the delivery of the items set forth in Section 2.10(b), at the Closing Purchaser shall deliver the Merger Consideration Shares less the Escrow Shares and less the Merger Consideration Shares into which the Dissenting Shares would otherwise have converted to the Paying Agent for delivery to the Company Stockholders who duly complete and sign a Letter of Transmittal and deliver the same to the Paying Agent as provided in Section 2.8 hereof.

(d)           Purchaser shall deliver the Escrow Shares to the Paying Agent to be held in accordance with the terms of the Escrow Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable to any Company Stockholder pursuant to this Agreement or any Letter of Transmittal any amounts owed by such Company Stockholder to the Company in respect of any loans or advances made by the Company to such Company Stockholder and any Taxes required to be withheld from such Company Stockholder in connection with such payments or in connection with the exercise of any Options by such Company Stockholder.  The Surviving Corporation shall remit to the appropriate Governmental Authority an amount equal to such Tax withholdings on or before the due date thereof.  To the extent that amounts are so withheld and paid over to the Governmental Authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Company Stockholder or Optionholder.

(f)           The Dissenters Holdback shall be used by the Purchaser solely for the payment for Dissenting Shares under the Minnesota Act.  In the event that any holder of Dissenting Shares loses its right to receive the fair value of such Shares under the Minnesota Act, such Company Shareholder shall be entitled to receive the Per Share Merger Consideration in accordance with the terms of this Agreement.  Purchaser shall deliver to the Paying Agent the amount of the Dissenters Holdback allocable to any Company Stockholders who were holders of Dissenting Shares and who have lost or otherwise forfeited or withdrawn their right to dissent under the Minnesota Act, less the Per Share Cash Consideration allocated and/or paid with respect to the Shares owned by such Company Stockholders.  Any such amount shall be distributed by the Paying Agent to the Company Stockholders based on their respective Pro Rata Share thereof.

SECTION 2.7                          Legends and Restrictions.  The shares of Purchaser’s common stock, and any securities issued in respect thereof or exchange therefor, issued to the Company Stockholders as Merger Consideration shall be imprinted with a conspicuous legend in substantially the following form (unless otherwise permitted under this Agreement):

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT REGISTRATION.”

SECTION 2.8                         Surrender of Certificates.

(a)           As promptly as practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each Company Stockholder (i) a Letter of Transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such Company Stockholder’s Shares shall pass, only upon actual delivery of the certificate representing such Shares to the Paying Agent; and (ii) instructions for use in effecting the surrender of the certificates in exchange for the payment of the Per Share Merger Consideration for each Share represented thereby, without any interest thereon.  Upon delivery by each Company Stockholder of a duly executed Letter of Transmittal and surrender of Company Stock Certificates for cancellation to the Paying Agent, together with such other documents as the Paying Agent shall reasonably require, such Company Stockholder shall be entitled to receive (x) a check or wire transfer in the amount of the Per Share Cash Consideration and (y) a stock certificate representing the Per Share Stock Consideration, in each case multiplied by the number of Shares represented by such Company Stock Certificates (and the certificates so surrendered shall be canceled), with the stock consideration adjusted as needed, for fractional shares as provided in Section 2.2(a) above.  The covenants set forth in the Letter of Transmittal are partial consideration for the payment of the Merger Consideration as provided herein.

(b)           Promptly following the date that is 24 months after the Effective Time, the Paying Agent shall deliver to Purchaser all cash and any documents in its possession relating to the Transactions, and the Paying Agent’s duties shall terminate.  Thereafter, each Company Stockholder shall look only to Purchaser for payment of the Per Share Merger Consideration and may surrender his, her or its Company Stock Certificate to the Surviving Corporation or Purchaser and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Per Share Merger Consideration for each Share represented thereby, without any interest thereon.

(c)           If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of, and agreeing to indemnify Purchaser with respect to, that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent (or if more than 12 months after the Effective Time, Purchaser), shall issue in exchange for such lost, stolen or destroyed certificate, the Per Share Merger Consideration then deliverable in respect of each Share represented thereby determined in accordance with this Article II.

(d)           Except as required by Law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate representing Shares.

SECTION 2.9                          Closing of the Company’s Transfer Books.  At the Effective Time, holders of Company Stock Certificates that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time.  No further transfer of any Shares shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Company Stock Certificate previously representing any of such Shares is presented to the Surviving Corporation or Purchaser, such Company Stock Certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 2.8.

SECTION 2.10                          Closing Deliveries.  At the Closing, the parties shall deliver the documents and instruments that are set forth in this Section 2.10.  All documents that the Company and the Sellers’ Representative deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents that Purchaser and Merger Sub deliver shall be in form and substance reasonably satisfactory to the Company and the Company’s counsel.

(a)           Subject to the delivery of the items set forth in Section 2.10(b), at the Closing, Purchaser and/or Merger Sub shall execute and/or deliver to the Company (or such other Person as indicated below) all of the following:

(i)           the Articles of Merger and Plan of Merger, which shall be executed, acknowledged and filed with the Secretary of State of the State of Minnesota;

(ii)           evidence that concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser has initiated the payments required pursuant to Section 2.6(b);

(iii)           the Escrow Agreement;

(iv)           the Paying Agent Agreement;

(v)           the Voting Agreement;

(vi)           a closing certificate executed by Purchaser or an authorized signatory of Purchaser to the effect that the conditions set forth in Section 9.1 have been satisfied, and that all documents to be executed and delivered by Purchaser in connection with the Closing have been executed by duly authorized officers of Purchaser; and

(vii)           without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser and Merger Sub to consummate the Transactions.

(b)           Subject to the delivery of the documents and instruments set forth in Section 2.10(a), at the Closing (or such earlier date as specified below), the Company and the Sellers’ Representative shall execute and/or deliver to Purchaser (or such other Person as indicated below) all of the following:

(i)           the Articles of Merger and Plan of Merger, which shall be executed, acknowledged and filed with the Secretary of State of the State of Minnesota;

(ii)           the Escrow Agreement;

(iii)           the Paying Agent Agreement;

(iv)           physical possession of all minute books of the Company;

(v)           a fully executed amendment to the promissory notes evidencing the indebtedness owed by the Company to each of the North Dakota Development Fund and the Bank of North Dakota in form and substance satisfactory to Purchaser whereby any conversion rights held by the North Dakota Development Fund and the Bank of North Dakota will be eliminated and such parties will consent to the Transactions;

(vi)           the written resignations effective as of the Closing Date of all officers of the Company;

(vii)           copies of all consents, authorizations, Orders or approvals required to be listed on Schedule 3.4;

(viii)           at least three Business Days before the Closing, the Company shall prepare and deliver to Purchaser a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(1)	the names and addresses of all holders of Company Common Stock and the number of shares of Company Common Stock held by such Persons;

(2)	detailed calculations of the Merger Consideration, Fully Diluted Share Number, Per Share Cash Consideration and Per Share Stock Consideration;

(3)	each Stockholder’s Pro Rata Share (as a percentage interest) of the Merger Consideration; and

(4)	each Stockholder’s Pro Rata Share (as a percentage interest) of the Shares to be contributed to the Escrow Fund.

The parties agree that Purchaser and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II hereof, and Purchaser and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

(ix)           the Voting Agreement, duly executed by each member of the Company’s Board of Directors;

(x)           the documents, agreements and instruments listed on Schedule 2.10(b); and

(xi)           without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Company and the Sellers’ Representative to consummate the Transactions.

SECTION 2.11                          Tax Free Reorganization.  The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.  Prior to the Closing, each of the Company, Sellers, and Purchaser shall use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and shall not take any action independent of the transactions contemplated by this Agreement that is reasonably likely to cause the Merger to not so qualify.  Purchaser shall not take, or cause or permit the Company to take, any action after the Closing that would reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code unless otherwise required by a Taxing Authority.  None of the Company, the Sellers, or Purchaser will take any position on any Tax Return that is inconsistent with the treatment of the Merger as a reorganization for U.S. federal income Tax purposes.  Notwithstanding the foregoing provisions of this Section 2.11, no party shall be prohibited from taking any action that is required by the terms of this Agreement or that is otherwise expressly permitted by this Agreement regardless of whether such action would cause the Merger to not qualify as a reorganization under Section 368(a) of the Code.  The Shareholders, the Company and Purchaser shall each comply with the record keeping and information reporting requirements of Treasury Regulations Section 1.368-3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each Seller hereby jointly and severally make the representations and warranties to Purchaser that are set forth in this Article III.  All representations and warranties of each Seller and the Company are made subject to and modified by the exceptions noted in the schedules delivered by Sellers and the Company to Purchaser concurrently herewith as required pursuant to this Article III.  No disclosure in any particular schedule delivered pursuant to this Article III (including the listing of a document or item in any schedule or the inclusion of a copy thereof in such schedule) shall be adequate to disclose an exception to a representation or warranty in any other sections of this Agreement or in any other schedules delivered pursuant to this Article III unless the applicability of such disclosure to the other representations and warranties is readily apparent on the face of such disclosure.  Each schedule delivered pursuant to this Article III shall be specifically numbered to correspond to the Section, subsection or paragraph of this Article III to which such disclosure relates.

SECTION 3.1                          Organization, Existence and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota with full power and authority to own all of its properties and assets and to carry on its business as it is now conducted.  The Company has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.2                          Power and Authority.  The Company has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly approved by the board of directors of the Company.  Except for the Stockholder Approval, no other actions or proceedings are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions.

SECTION 3.3                          Enforceability.  This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 3.4                          Consents; Non-contravention.  Except as set forth in Schedule 3.4, the Company does not need to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions.  Except as set forth in Schedule 3.4, neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions: (a) will violate any provision of the articles of incorporation, bylaws or other organizational documents of the Company; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written contract or oral material Contract, or any permit, indenture, mortgage, debenture, note or other instrument to which the Company is a party, subject or otherwise bound; (c) will violate any Law or Order to which the Company or any of the assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of the Company.

SECTION 3.5                          Capitalization.  The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value per share (the “Company Common Stock”).  There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.  The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by the Company Stockholders in the amounts set forth on Schedule 3.5, and to the Company’s knowledge, are free and clear of all Liens.  Other than as set forth on Schedule 3.5 hereto, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind.  As of immediately prior to the Effective Time, there will be no Options, warrants or other securities convertible into stock of the Company outstanding.  The Company has the unrestricted right to accelerate the expiration of all Options outstanding on the date hereof in accordance with the terms of Section 2.5 hereof.  The Company is not a party to, or otherwise bound by, and has not granted any stock appreciation rights, participations, phantom equity or similar rights.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that the Company or the Sellers are a party to, and to the Company’s Knowledge that any other Company Stockholders are a party to, that may affect the voting or transfer of the Shares.  There are fewer than 35 unaccredited investors in the Company.

SECTION 3.6                          No Subsidiaries.  The Company does not hold or beneficially own any direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

SECTION 3.7                          Governing Documents.  True and complete copies of the articles of incorporation and all amendments thereto, the bylaws as amended and as are currently in force, all stock and other equity interest records, all minute books and all other books and records of the Company have been provided to Purchaser.  Such stock and equity interest records accurately reflect all stock and equity interest transactions and the current ownership of the Company.  The minute books and records of the Company contain true and complete copies of all resolutions adopted by the stockholders and board of directors of the Company and contain all the other information they are required to contain under applicable Law.

SECTION 3.8                          Financial Statements.  Copies of the unaudited balance sheets and statements of income and retained earnings (together with any supplementary information thereto) of the Company as of and for the years ended December 31, 2012, 2013 and 2014 and a statement of Accounts Payable as of not more than five (5) days prior to the date hereof (the “Accounts Payable Statement” and collectively, the “Financial Statements”), are contained in Schedule 3.8.  The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by such statements, in accordance with accounting practices consistently applied through the periods covered thereby.

SECTION 3.9                          Indebtedness; Guarantees.  Except for Indebtedness described on Schedule 3.9, the Company does not have any Indebtedness outstanding.  The Company is not in default with respect to any Indebtedness, or any instrument or agreement relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the sale of the Shares, the issuance of any securities by the Company, the operation of the business of the Company, or the consummation of the Transactions.  True, correct and complete copies of all agreements and instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been delivered to Purchaser.  As of the Closing Date, the Company will not have any Indebtedness outstanding other than Indebtedness to be paid from the Closing Cash.  The Company is not a guarantor of and is not otherwise responsible for any Liability of any other Person.  For purposes of this Section 3.9 only, all representations and warranties related to Indebtedness will also apply to any indebtedness owed by the Company to each of the North Dakota Development Fund and the Bank of North Dakota.

SECTION 3.10                          Undisclosed Liabilities.  Except as set forth on Schedule 3.10, the Company has no Liabilities (and there is no reasonable basis for any present or future proceeding against it giving rise to any Liability) except for Liabilities provided for or reserved against in the Financial Statements and for any Liabilities that were incurred by the Company in the ordinary course of its business since the date of the Accounts Payable Statement.  The Company has no Liability that relates to or has arisen out of a breach of Contract, breach of warranty, tort or infringement by or against the Company or any claim or lawsuit involving the Company.

SECTION 3.11                          Material Adverse Changes.  Since December 31, 2014, the Company has not suffered or been threatened with, and the Company does not have any knowledge of any facts that are reasonably likely to cause or result in, any material adverse change in the business (as presently conducted and as presently contemplated to be conducted), assets, liabilities, operations (including results of operations), or condition (financial or otherwise) of the Company.  Since December 31, 2014, there has not been a material change in: (a) the aggregate amount of the accounts receivable of the Company or the aging thereof; or (b) the aggregate amount of the accounts payable of the Company.

SECTION 3.12                          Title to Assets.  The Company has good title to its assets (including any assets reflected in the most recent Financial Statements), free and clear of any Liens, except for Permitted Liens.  Except as set forth in Schedule 3.12, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the assets of the Company has been recorded, filed, executed or delivered.

SECTION 3.13                          Sufficiency and Condition of Assets.  Except as set forth on Schedule 3.13, the assets of the Company (a) include all of the assets that are used in the operation of the Business as presently conducted; (b) are adequate to conduct the Business as presently conducted; and (c) will be adequate to enable Purchaser to continue to conduct the Business as presently conducted immediately after Closing.  The tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted, are suitable for the uses intended therefor, are free from any latent defects and have been maintained in accordance with normal industry practice.

SECTION 3.14                          Accounts Receivable.  All of the Accounts Receivable have arisen from bona fide transactions in the Ordinary Course and, to the Company’s knowledge, are fully collectible, net of the allowance for doubtful accounts, in the Ordinary Course in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the accounts receivable are consistent with those historically used by the Company.  None of the Accounts Receivable are subject to any counterclaim or setoff.  To the Company’s knowledge, all reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the Ordinary Course.

SECTION 3.15                          Insurance.  Schedule 3.15 contains a true and correct list and description (including insurer, coverage, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) that are owned by the Company or that name the Company as an insured (or loss payee), including those that pertain to the assets, employees or operations of the Company.  All such insurance policies are in full force and effect.  All applicable current and historical limits under such insurance policies have not been materially impaired by claims activity of the Company and the Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  In the five-year period ending on the date hereof, the Company has not received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy or that material alteration of any owned or leased personal or real property, purchase of additional equipment or material modification of the Company’s methods of doing business will be required or is suggested.  There are no pending claims that have been denied insurance coverage.  The Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy.  All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.  To the knowledge of the Company (a) no party to any insurance policy is in default or otherwise in breach thereof (including regarding the payment of premiums or giving of notices); (b) no current or historical insurance policy carriers of the Company have filed for protection under any applicable bankruptcy laws or are otherwise in the process of liquidating; and (c) no event has occurred that (with or without the passage of time or giving of notices) would constitute a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under any such insurance policies.

SECTION 3.16                          Taxes.

(a)           Except as set forth on Schedule 3.16(a), the Company has timely filed all federal, state, local and foreign income, information and other Tax Returns that were required to be filed by it on or prior to the Closing Date.  All such Tax Returns were prepared in compliance with all applicable Laws and correctly reflect the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Company required to be shown thereon.  No issues have been raised by or are currently pending with any Governmental Authority with respect to any such Tax.  Except as set forth on Schedule 3.16(a), no extension of time to file any such Tax Return has been requested from or granted by any Governmental Authority which extension is still in effect.

(b)           The Company has timely paid all Taxes imposed upon the Company or for which the Company is liable, whether to Governmental Authorities or other Persons (such as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by the Company.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The unpaid Taxes of the Company that are not yet due and payable do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most December 31, 2014 Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.  The amount of unpaid Taxes that are being contested in good faith by the Company, the Governmental Authority with whom these Taxes are being contested and the status of these proceedings are set forth on Schedule 3.16(b).

(c)           Except as set forth on Schedule 3.16(c), the Company has not been the subject of any audit or investigation by any Governmental Authority with respect to any taxable periods or portions of periods ending after December 31, 2008.  The Company does not have any knowledge of any facts that are reasonably likely to cause or result in any dispute with, or any audit or inspection by, any Governmental Authority with respect to the Taxes or Tax Returns of the Company.  No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company have been given by or requested from the Company which waiver is still in effect.  No claim has been made within the last six (6) years by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)           Schedule 3.16(d) sets forth the tax years ending after December 31, 2008, for which Tax examinations have been completed, the Tax years for which Tax examinations are presently being conducted, and the Tax years for which required Tax Returns have not yet been filed.  All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by the Company have been fully paid, are fully reflected as a liability in the December 31, 2014 Financial Statements or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the December 31, 2014 Financial Statements.

(e)           [Intentionally deleted].

(f)           All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been properly withheld, and all such Taxes either have been duly and timely paid to the proper Governmental Authorities or, in circumstances where such Taxes have not yet become due and payable, have been set aside to be paid to the proper Governmental Authority, and the Company has maintained complete, correct and up-to-date records that comply with all applicable Tax Laws with respect to such withholdings.

(g)           The Company is not a party to, or otherwise bound by, any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any amount that will not be fully deductible as a result of Section 162(m).

(h)           [Intentionally deleted].

(i)           The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.  The Company is not or could not be liable to pay, reimburse or indemnify any Person (including a tax authority) in respect of the Tax liability of another Person, whether or not as a consequence of such third person failing to discharge such liability other than (i) commercially reasonable contracts providing for the allocation or payment of real property taxes attributable to real property leased or occupied by the Company; and (ii) commercially reasonable contracts for the allocation or payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(j)           The Company is not subject to, and is not required to register for any value added taxes.

(k)           The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(l)           The Company will not be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           Change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           Use of an improper method of accounting for a taxable period ending on or prior to the Closing Date

(iii)           “closing agreement” as described in Section 7121 executed on or prior to the Closing Date;

(iv)           Installment sale or open transaction disposition made on or prior to the Closing Date;

(v)           Prepaid amount received on or prior to the Closing Date; or

(vi)           Election under Section 108(j).

(m)           The Company has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(n)           The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           No power of attorney with respect to any Taxes of or relating to the Company has been filed with the IRS or any other Governmental Authority.

(p)           The Company has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(q)           A valid election under Section 83(b) of the Code has been filed with respect to any Shares that are subject to a substantial risk of forfeiture and nontransferable within the meaning of Section 83 of the Code.

(r)           The Company has not, within the past five (5) years,  distributed stock of another person, nor has it had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361.

(s)           The Company has never been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(t)           The Company has never received any Tax letter ruling from the Internal Revenue Service or any other Governmental Authority.

SECTION 3.17                          Conduct of Business.  Since December 31, 2014, the Company has not:

(a)           amended its articles of incorporation or bylaws;

(b)           made any change in its authorized capital stock or issued any shares of stock of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company, or granted any stock appreciation or similar rights;

(c)           paid or declared any dividend or made any distribution on its securities of any class, or purchased or redeemed any of its securities of any class;

(d)           sold or transferred any portion of its assets or property that would be material to the Company as a whole, except for sales of inventory and transfers of cash in payment of trade payables, in each case in the Ordinary Course;

(e)           suffered any loss, or any interruption in use, of any assets or property (whether or not covered by insurance), whether on account of fire, flood, riot, strike, act of God or otherwise;

(f)           made or suffered any material adverse change in the conduct or nature of any aspect of the Business, whether or not in the Ordinary Course and whether or not such change has had or is likely to have a Material Adverse Effect;

(g)           paid or delayed payment of any material accounts payable, or collected or accelerated collection of accounts receivable, in each case other than in the Ordinary Course;

(h)           waived any right or canceled or compromised any debt or claim, in each case other than in the Ordinary Course;

(i)           made any capital expenditure in an amount that exceeds $25,000, or capital expenditures in an aggregate amount that exceeds $25,000;

(j)           made any payment or increase in the bonus, salary or other compensation or fringe benefits of any officer or employee of the Company;

(k)           instituted or amended any employee benefit program or fringe benefit program with respect to the employees of the Company;

(l)           hired any employee who has an annual salary or wages in excess of $25,000, or employees with aggregate annual salaries or wages in excess of $25,000;

(m)           terminated any employee who had an annual salary or wages in excess of $25,000, or employees with aggregate annual salaries or wages in excess of $25,000;

(n)           entered into or modified any written employment agreement with any Person;

(o)           paid or incurred any management, investment advisor or consulting fees, other than in the Ordinary Course;

(p)           borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed, other than in the Ordinary Course under existing revolving lines of credit, consistent with past practices;

(q)           taken any act or omitted to take any act, or permitted any act or omission to occur, that will cause a breach by the Company of any of the Material Contracts;

(r)           failed to comply in any material respect with any applicable Law;

(s)           made any change to its accounting methods, principles or practices;

(t)           prepaid any of its material obligations;

(u)           entered into any agreement or otherwise obligated itself to do any of the foregoing; or

(v)           without limitation by the enumeration of any of the foregoing, entered into any material transaction or operated the Business, in each case other than in the Ordinary Course.

SECTION 3.18                          Contracts.  Schedule 3.18 contains a true and correct list of the following written and oral Contracts, leases and other instruments to which the Company is a party or otherwise bound (the “Material Contracts”):

(a)           agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company;

(b)           consulting and independent contractor agreements;

(c)           collective bargaining agreements (or their equivalent);

(d)           agreements for the payment of severance benefits, retention bonuses, change in control payments or sale bonuses to any employee;

(e)           plans, Contracts or arrangements with respect to Employee Benefit Plans;

(f)           agreements with customers and vendors of the Company for the purchase or sale of goods or services involving annual payments in excess of $25,000;

(g)           Contracts for the purchase of equipment, inventory or other materials where the purchase price under any such Contract exceeds $25,000;

(h)           Contracts for the sale of any equipment, inventory or other assets, except for sales of inventory in the Ordinary Course;

(i)           leases, subleases or licenses, either as lessee or sublessee or lessor or sublessor, of personal property or intangibles involving annual payments in excess of $25,000 or whose unexpired term as of the Closing Date exceeds one year;

(j)           leases, subleases or licenses of real property;

(k)           agreements restricting in any manner the Company’s right to compete with any other Person, to sell to or purchase from any other Person or to solicit for employment or hire any Person;

(l)           agreements restricting in any manner any Person’s right to compete with the Company, to sell to or purchase from any customer or vendor of the Company or to solicit for employment or hire any employee of the Company;

(m)           agreements of agency, representation, distribution or franchise that cannot be canceled by the Company without payment or penalty upon notice of 30 days or less;

(n)           service agreements affecting any assets of the Company where the annual service charge exceeds $25,000 or the unexpired term as of the Closing Date exceeds one year;

(o)           secrecy or confidentiality agreements;

(p)           Contracts for the advertisement, display or promotion of any products or services that cannot be canceled by the Company without payment or penalty upon notice of 30 days or less;

(q)           requirements Contracts or take or pay Contracts;

(r)           Contracts for the purchase, sale or removal (as the case may be) of electricity, gas, water, telephone, coal, sewage, power or other utility service;

(s)           governmental Orders or directives;

(t)           Contracts or arrangements with, or relating to the provision of goods or services to, any Governmental Authority where the expected annual revenues exceed $25,000, including any such Contract that imposes or was awarded under size-limitations on the entities entitled to enter into such Contracts or provide such goods or services;

(u)           agreements that restrict the ability of the Company to increase prices to a customer of the Business who purchased a material amount of services from the Company in the previous fiscal year, other than price quotations issued to large volume customers in the Ordinary Course;

(v)           loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

(w)           guaranties, performance, bid or completion bonds or surety or indemnification agreements;

(x)           agreements with respect to the acquisition or disposition of any assets or securities outside the Ordinary Course, and any related agreements and instruments;

(y)           settlement agreements;

(z)           partnership agreements or joint venture agreements or other Contracts (however named) involving a sharing of profits, losses, costs or liabilities by the Company and another Person; or

(aa)           any other agreements that provide for the receipt or expenditure of more than $25,000, except agreements for the purchase or sale of goods or rendering of services in the Ordinary Course.

All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms.  The Company is in compliance in all material respects with all terms and requirements of such Material Contracts and, to the knowledge of the Company, each other Person that is party to a Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.  There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Material Contract other than with respect to non-material amounts under negotiation in the Ordinary Course, and no Person has made a written or, to the knowledge of the Company, oral demand for such renegotiation.  The Company has not released or waived any of its rights under any Material Contract.

SECTION 3.19                          Licenses and Permits.  The Company possesses all material Permits necessary to conduct the Business in the manner in which and in the jurisdictions and places where such Business is now conducted or proposed to be conducted.  Set forth on Schedule 3.19 is a list of all Permits and all applications pending before any Governmental Authority for the issuance of any Permits or the renewal thereof.  All Permits of the Business are in full force and effect.  The Company is not in default, nor has it received any written notice of, nor is there, to the knowledge of the Company, any claim or threatened claim of default, with respect to any such Permit.  Except as otherwise governed by Law, each Permit is renewable by its terms or in the Ordinary Course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the execution, delivery or performance of this Agreement and the Transactions.  No present or former manager, officer, director, shareholder, employee or partner of the Company, any of its Affiliates, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses, operates under or pursuant to or uses.  The Company has not received written notice from any Person that such Person has rescinded, restricted, or not renewed, or intends to rescind, restrict or not renew, any Permit or that penalties or other disciplinary action has been threatened to, or will be assessed or taken against the Company by any such Person.

SECTION 3.20                          Compliance with Laws.  The Company has not violated, is not in violation of, or delinquent in respect to, any Law, Order or material agreement with, or any material Permit from, any Governmental Authority to which the property, assets, personnel or business activities of the Company are subject, including Laws relating to data protection, consumer protection, equal employment opportunities, fair employment practices, occupational health and safety, immigration, wages and hours and discrimination.  The Company has not received from any individual or Governmental Authority any written or, to the knowledge of the Company, oral notification with respect to any possible noncompliance of any Law or Order.  No validation, review, survey, inspection, audit investigation or program integrity review related to the Company has been conducted by any Governmental Authority or government contractor, and no such reviews are scheduled, pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of facilities or locations.  The Company has timely filed all reports, data and other information required by any Governmental Authority.

SECTION 3.21                          Litigation, Claims and Awards.  Except as set forth on Schedule 3.21, there is no litigation or proceeding of any kind or nature, in law or in equity, and there are no suits, proceedings, investigations or claims before any commission or other administrative authority, pending or, to the knowledge of the Company, threatened against (a) the Company; or (b) any of the Company’s officers, directors or Affiliates, with respect to or affecting the Company’s business, operations (including results of operations), assets, liabilities, or condition (including financial condition), or with respect to the consummation of the Transactions.  None of the actions, suits, proceedings, investigations or claims listed or required to be listed on Schedule 3.21 either (i) could have any Material Adverse Effect; or (ii) affects or could, if adversely determined, affect the right or ability of the Surviving Corporation to carry on the Business substantially as now conducted or the ability of the Company to enter into this Agreement or any Transaction Document or to consummate the transactions contemplated hereunder or thereunder.  Unless otherwise designated on Schedule 3.21, each of the matters listed or required to be listed on Schedule 3.21 is fully covered by insurance.  The Company is not currently planning to initiate any action, suit, or proceeding before any Governmental Authority.  There are no facts that, if known by a potential claimant or Governmental Authority, would give rise to a claim or preceding that, if asserted or conducted with results unfavorable to the Company, may result in a material Liability of the Company.  The Company is not a party to, or bound by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Company’s business, operations (including results of operations), assets, Liabilities, or condition (including financial condition).

SECTION 3.22                          Real Property.  The Company does not own, nor has it previously owned, any real property.  Schedule 3.22 identifies by street address all real property leased or subleased by the Company (“Leased Real Property”).  All Leased Real Property is leased to the Company pursuant to written leases, complete and accurate copies of which have been previously delivered to Purchaser, and all such written leases are valid, binding and in full force and effect.  The Company has not subleased any Leased Real Property.  The Leased Real Property is not subject to any leases or tenancies of any kind, except for the Company’s leases.  All options in favor of the Company to purchase any of the Leased Real Property, if any, are in full force and effect.  The Leased Real Property constitutes all real property and improvements leased by the Company.  The Leased Real Property is not in the possession of any adverse possessors, is used in a manner consistent with and permitted by applicable zoning ordinances and other Laws without special use approvals or permits, is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business, is in good condition and repair and requires no work or improvements to bring it into compliance with any applicable Law or to repair or maintain the improvements thereon.  There are no condemnation or other taking proceedings pending or, to the knowledge of the Company, threatened with respect to any portion of the Leased Real Property.  There are no tax assessments (in addition to the normal, annual general real estate tax assessment) pending or, to the knowledge of the Company, threatened with respect to any portion of the Leased Real Property.  There are no challenges or appeals pending or, to the knowledge of the Company, threatened regarding the amount of the real estate Taxes on, or the assessed valuation of, the Leased Real Property, and no special arrangements or agreements exist with any Governmental Authority with respect thereto.

SECTION 3.23                          Environmental Matters.  The Company is in material compliance with all applicable Environmental Laws and Environmental Permits.  The Company has not received any written communication alleging that the Company is not, or was not, in compliance with any applicable Environmental Laws or Environmental Permits.  There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company.  To the Company’s knowledge, the Leased Real Property is not currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA or any comparable list in any jurisdiction.  The Company has not received any written notice from any Person with respect to any of the Leased Real Property of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable Law in any jurisdiction.  No Hazardous Substances are currently or have in the past been used, generated, treated, stored, transported, disposed of, or handled by the Company or to the Company’s Knowledge otherwise existing on, under or about any of the Leased Real Property or any other real property formerly owned or leased by the Company in violation of Environmental Laws.  To the Company’s knowledge, there are no underground or above-ground storage tanks located on any of the Leased Real Property or any other real property formerly owned or leased by the Company.  There have been no Releases of Hazardous Substances by the Company at, on, under, in, to or from any of the Leased Real Property or any other real property formerly owned or leased by the Company in amounts that may give rise to an Environmental Claim.  There has been no Release of Hazardous Substances by the Company at, on, under, in or from any other real property that has migrated or is migrating to, on or under the Leased Real Property.

SECTION 3.24                          Intellectual Property.

(a)           Schedule 3.24(a) sets forth a true and complete list of all: (i) Company Registered Intellectual Property; (ii) Company Products; and (iii) any other Company Intellectual Property material to the conduct of the Business.  All Company Registered Intellectual Property is: in full force and effect; valid, subsisting and enforceable; and has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities.

(b)           The Company is the sole and exclusive owner of all right, title and interest in and to the Company Owned Intellectual Property.  All Company Owned Intellectual Property is free and clear of all Liens.  The Company lawfully owns, or otherwise has sufficient rights to all Intellectual Property that is required to conduct its business in the manner it is currently being conducted and as currently proposed to be conducted.  The execution of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in the loss or impairment of the Company’s rights to own or use the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under the Intellectual Property Licenses.

(c)           The Company Products, Company Intellectual Property and the conduct of the Business has not, does not and will not violate, infringe or misappropriate any Intellectual Property Rights of any Person.  There is no pending or, to the Company’s knowledge, threatened litigation, arbitration, action, suit, judgment, order, injunction, proceeding or investigation or an offer of a license: (i) involving any Company Intellectual Property; or (ii) alleging that any Company Product, Company Intellectual Property, or the conduct of the Business infringes, misappropriates or otherwise violates the rights of any Person.  To the Company’s knowledge, no Person is infringing upon, misappropriating or otherwise violating or conflicting with any Company Intellectual Property, or has previously done so.

(d)           Schedule 3.24(d) sets forth a true, complete and correct list of all: (i) Outbound Licenses; and (ii) Inbound Licenses.  The Intellectual Property Licenses are valid, binding and enforceable on all parties thereto, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder.

(e)           Schedule 3.24(e) identifies all Company Software.  No Source Code for any Software owned by the Company has been delivered, licensed, or is subject to any Source Code escrow obligation by the Company to a Person.  The Company is not obligated under any Open Source License to distribute or make available any Source Code or other materials or grant any other rights to any Person other than the unmodified Open Source Materials received by the Company under each such Open Source License.

(f)           The Company has: (i) taken all reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Trade Secrets owned or held by the Company; and (ii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to protect and not disclose such Trade Secrets.

(g)           No present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest in any Company Intellectual Property.  Each current and former employee, officer, consultant and contractor of the Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Company, or has or previously had access to any Trade Secrets, has executed and delivered to the Company a written and enforceable Contract that: (i) assigns to the Company, without an obligation of payment, all right, title and interest in and to any such Intellectual Property; and (ii) contains reasonable confidentiality provisions to protect the Company’s Trade Secrets.  In each case in which the Company has acquired ownership (or purported to acquire ownership) of any Intellectual Property from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such Intellectual Property to the Company.  Neither the Company nor any of its officers, employees or agents has done, or failed to do, any act or thing which may, prejudice the validity or enforceability of any of the Company Intellectual Property.  No Person (other than the Company) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Company Owned Intellectual Property.

SECTION 3.25                          Employee Benefit Plans.

(a)           Schedule 3.25(a) contains a true, complete and correct list of all Employee Benefit Plans.  Neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan.  There has been no amendment, interpretation or other announcement (written or oral) by the Company, any ERISA Affiliate, or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.  Each Employee Benefit Plan can be amended or terminated by the Company at any time (whether before or after the Closing) and without any Liability, expense or other Damages to the Company, any ERISA Affiliate, or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty).  None of the rights (including the right to amend or terminate any Employee Benefit Plan at any time and without Liability, expense or Damages) of the Company, any ERISA Affiliate, or the Surviving Corporation under (or with respect to) any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the Transactions.

(b)           The Company has delivered to Purchaser, with respect to each Employee Benefit Plan (to the extent applicable thereto), true, correct and complete copies of: (i) all documents embodying such Employee Benefit Plan (including all amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) all Contracts (and any amendments thereto) relating to such Employee Benefit Plan, including all trust agreements, investment management agreements, annuity Contracts, insurance Contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Employee Benefit Plan; (vi) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vii) the most recent financial statement prepared for such Employee Benefit Plan; (viii) all written communications to employees of the Company and its Subsidiaries and ERISA Affiliates (or to any other individuals), to the extent that the provisions of such Employee Benefit Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this subsection (b); (ix) all correspondence to or from a Governmental Authority relating to such Employee Benefit Plan; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(c)           With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in accordance with its terms and in material compliance with all applicable requirements of all applicable Laws, including ERISA and the Code; (iii) the Company, each ERISA Affiliate, and each other Person (including each fiduciary of such Employee Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Employee Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Authority or provided to any Employee Benefit Plan participant (or the beneficiary of any such participant) have been properly prepared and duly filed or provided in a timely manner and are accurate in all respects; (v) none of the Company, any ERISA Affiliate, or any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the most recent Financial Statements.  Neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any ERISA Affiliate, the Surviving Corporation or Purchaser could incur, directly or indirectly, any material Liability, expense or Damages (except for routine contributions and benefit payments in the ordinary course, none of which are past due) (or with respect to) any Employee Benefit Plan, including, without limitation, any Liability, expense or Damages under ERISA, the Code or other applicable Law or pursuant to any indemnification or similar agreement.

(d)           Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity Contract is exempt from taxation under Section 501(a) of the Code.  Each such Employee Benefit Plan: (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “EGTRRA;” (ii) has a timely filed request for such a determination letter pending with the IRS and has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to adopt any amendments necessary to obtain such a letter from the IRS; or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  Nothing has occurred, or is reasonably expected by the Company or any ERISA Affiliate to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity Contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Employee Benefit Plan.  No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(e)           Each Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (regardless of whether the plan is covered by ERISA) but that is not qualified under Section 401(a) of the Code is exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

(f)           Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any direct, indirect or contingent Liability with respect to, any: (i) “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; or (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(g)           The funds available under each Employee Benefit Plan intended to be a funded Employee Benefit Plan equal or exceed the amounts required to be paid, or that would be required to be paid, if such Employee Benefit Plan were terminated as of the Closing Date.  There are no unfunded or underfunded Liabilities under or in connection with any Employee Benefit Plan that are not fully reflected in the most recent Financial Statements.

(h)           None of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any ERISA Affiliate, or to any other Person, after his or her retirement or other termination of employment or service, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee, or to any other Person, that such benefits would be provided, except to the extent required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)           There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company, is there any basis for any such action, suit or claim.  No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the knowledge of the Company, no such action is contemplated or under consideration by any Governmental Authority.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any ERISA Affiliate, the Surviving Corporation, Purchaser or any Employee Benefit Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan, except as required by Section 411(d)(3) of the Code; or (iv) require the Company, any ERISA Affiliate, the Surviving Corporation or Purchaser to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(k)           Neither the Company nor any ERISA Affiliate has received services from (i) any individual whom the Company or any ERISA Affiliate treated as an independent contractor, but who should have been treated as a common law employee of the Company or such ERISA Affiliate; or (ii) any individual who constituted a leased employee of the Company or any ERISA Affiliate under Section 414(n) of the Code.

(l)           Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) complies in all respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan).  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.  No stock option or equity unit option granted under any Employee Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.  No compensation shall be reportable as nonqualified deferred compensation or includable in the gross income of any current or former employee (or any other Person) as a result of the operation of Section 409A of the Code with respect to any Employee Benefit Plan (or any other arrangement or agreement in effect as of the Closing Date).

SECTION 3.26                          Employee Relations.

(a)           Except as set forth on Schedule 3.26(a), no director, officer or employee of the Company shall be entitled to any transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans and similar obligations that are triggered by the transactions contemplated in this Agreement.

(b)           No employee of the Company is a party to, or otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and the Company or any other Person that adversely affects or will affect the performance of such employee’s duties as an employee of the Company following the Closing.  To the knowledge of the Company, no officer or other key employee of the Company intends to terminate employment with the Company prior to, at or following the Closing.

(c)           There is not presently any pending or, to the knowledge of the Company, threatened:  (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Company; (ii) charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) union organizational activity or other labor or employment dispute against or affecting the Company; or (iv) application for certification of a collective bargaining agent with respect to the employees of the Company.

(d)           No current or former director, officer or employee of the Company has any claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for:  (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, holidays, sick leave, time off or pay in lieu of vacation, holiday, sick leave or time off, other than vacation, holiday, sick leave or time off (or pay in lieu thereof); or (iv) any other amounts (including bonuses, benefits, reimbursement of business expenses or other employment-related payments) other than amounts accrued for on the most recent Financial Statements.  The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to their employees, and such accounts have positive balances.

(e)           Except to the extent accrued for in the most recent Financial Statements:  (i) no Liability has been incurred or is reasonably anticipated by the Company for any breach of Contract of employment or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Order for the reinstatement or re-engagement of any employee or for sex or race or disability discrimination or for any other Liability (statutory, contractual or otherwise) accruing from the termination or variation of any Contract of employment or for services; and (ii) no gratuitous payment has been promised by the Company in connection with the actual or proposed termination, suspension or variation of any Contract of employment of any present or former director, officer or employee or any dependent of any present or former director, officer or employee of the Company.

(f)           Schedule 3.26(f) contains a true and correct list of all employees of the Company as of the date of this Agreement whose annual compensation exceeds $25,000, together with their respective base salaries, bonuses and positions.  Schedule 3.26(f) correctly states the number of employees laid off by the Company in the 90 days preceding the date hereof.  No employee of the Company is an undocumented alien.

(g)           The employment of each of the Company’s employees is terminable at will without cost to the Company except for payments required under the Employee Benefit Plans and the payment of accrued salaries or wages and vacation pay.  No employee or former employee has any right to be rehired by the Company prior to their hiring a Person not previously employed by the Company.

(h)           There are no outstanding loans between the Company and its employees.  No assurances or undertakings have been given to any of the employees of the Company as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme.

(i)           The Company has not taken any action that was calculated to dissuade any present employees, representatives or agents of the Company from continuing their employment with the Company following the Closing.

(j)           Except as set forth on Schedule 3.26(j): (i) the Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee of the Company with respect to whom such form is required under applicable Law; (ii) the Company has not received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States; (iii) for each employee of the Company whose social security number (or purported social security number) has appeared on any “no match” notification from the Social Security Administration, such employee or the Company has resolved in accordance with applicable Law each discrepancy or non-compliance with applicable Law with respect to such social security number (or, if applicable, such purported social security number); (iv) the Company has a public access file for all employees working under the H-1B visa program, and the public access file is in compliance with Section 655.760 of Title 20 of the Code of Federal Regulations; and (v) the Company is in compliance with the Department of Labor’s Labor Condition Application provisions set forth in Title 20 of the Code of Federal Regulations, Section 655.700 et. seq.

SECTION 3.27                          Customers and Suppliers.  No customer of the Business that has purchased $25,000 or more of goods or services from the Company during any of the three most recent fiscal years ended has indicated that it intends to terminate its business relationship with the Company or that it intends to limit or alter its business relationship with the Company in any material respect (including without limitation with respect to pricing, volume or other terms of purchase). The Company does not have any knowledge of any past or present fact, situation, circumstance, status, condition, occurrence, event or transaction that could reasonably be anticipated to cause or result in the termination, limitation or alteration of the business relationship between any such customer and the Company.  No supplier with respect to the Business from whom the Company has collectively purchased $25,000 or more of goods or services during any of the three most recent fiscal years ended has indicated that it intends to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect.  The Company does not have any knowledge of any past or present fact, situation, circumstance, status, condition, occurrence, event or transaction that could reasonably be anticipated to cause or result in the termination, limitation or alteration of the business relationship between any such supplier and the Company.  The Company is not a party to any Contract with the U.S. Government or any agency thereof.

SECTION 3.28                          Bank Accounts.  Schedule 3.28 contains a list showing:  (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course.

SECTION 3.29                          Privacy and Data Security.  The Company has: (i) complied in all respects with its published privacy policies and internal privacy policies and guidelines (complete and accurate copies of which are set forth in Schedule 3.29), and all applicable Laws relating to data privacy, data protection, data security, and confidentiality of health information, including the Health Insurance Portability and Accountability Act of 1996 and its accompanying transaction set, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (ii) taken commercially reasonable measures to ensure that Personally Identifiable Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Identifiable Information by the Company or the Company’s employees or contractors.  No Person has provided any written notice, made any written claim, or commenced any litigation, proceeding, suit or investigation with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company or any of their employees or contractors and, to the Company’s knowledge, there is no reasonable basis for any such notice, claim, litigation, proceeding suit, proceeding, investigation.

SECTION 3.30                          Commercial Bribery and Fraud.  None of the Company or any of its current or former officers, directors, employees, agents or representatives has, directly or indirectly:  (a) engaged in any fraud or other scheme to deceive any customer or vendor of the Company or any other Person with whom the Company does business; or (b) made any bribe, kickback or other unrecorded payment to any Person seeking to influence any action or inaction by such Person, or to obtain favorable treatment in securing business or other special concessions from such Person or the business or government that such Person represents or that employs such Person, or to obtain any illegal payments or other consideration from such Person or the business or government that such Person represents or that employs such Person.  Without limiting the generality of the foregoing, the Company has not directly or indirectly made or agreed to make (whether or not such payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

SECTION 3.31                          Related Parties Transactions.  The Company has not entered into any Contracts, arrangements or other business relationships with any Related Party other than normal employment arrangements and Employee Benefit Plans.  The Company is not owed or does not owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment).  No property or interest in any property (including designs and drawings concerning machinery) that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party.  None of the Company or any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the Business.

SECTION 3.32                          Business Continuity.  None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of the Business have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any material disruption or interruption in or to the use of any such assets by the Company.

SECTION 3.33                          Brokers.  Neither the Company nor any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or the Company for arranging the Transactions or introducing the parties to each other.

SECTION 3.34                          Books and Records.  The true and correct minute books of the Company have been made available to Purchaser for inspection.  No material actions of the members, officers, shareholders, directors, managers, or partners of the Company have been taken that have not been recorded therein.

SECTION 3.35                          IT Systems.

(a)           To the Company’s knowledge, the Software used by the Company is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).  The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(b)           The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company.  The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business in the manner it is currently being conducted and as currently proposed to be conducted.  All Systems, other than Software that is duly and validly licensed to the Company, are owned and operated by and are under the control of the Company, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company.

(c)           During the 12-month period ending on the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company.  The Company makes back-up copies of data and information critical to the conduct of its business at least once every seven days and conducts periodic tests to ensure the effectiveness of such back-up systems.

SECTION 3.36                          No Implied Representations or Warranties. The Company is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Company set forth in this Agreement or in the Disclosure Schedule or in any certificate or agreement contemplated hereby and delivered in connection herewith.  To the Company’s Knowledge, the representations and warranties of the Company set forth herein and therein do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

Each Seller, individually and not jointly and severally, hereby makes the representations and warranties to Purchaser with respect to such Seller (and only such Seller) that are set forth in this Article IV.

SECTION 4.1                          Power and Authority.  Each Seller has full power and authority to execute and perform this Agreement and all the other Transaction Documents to be executed or delivered by Seller in connection with the Transactions.  No other approvals or actions are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Transactions.

SECTION 4.2                          Enforceability.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  At the Closing, the Transaction Documents to be executed and delivered by Seller will be duly executed and delivered by Seller and will constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 4.3                          Consents; Non-contravention.  Seller does not need to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions.  Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions: (a) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written contract or material oral Contract, permit, indenture, mortgage, debenture, note or other instrument to which Seller is a party, subject or otherwise bound; (b) will violate any Law or Order to which Seller or any of Seller’s assets or businesses is subject or otherwise bound; or (c)  will result in the creation or imposition of any Lien upon any of the assets or businesses of Seller.

SECTION 4.4                          Title to Shares.  Seller owns the number of Shares listed opposite Seller’s name on Schedule 3.5, free and clear of all Liens.

SECTION 4.5                          No Acquisitions.  Except for this Agreement, neither Seller nor any of Seller’s Affiliates is a party to or bound by any agreement, undertaking or commitment with respect to any purchase, sale, share exchange, merger, reorganization, consolidation or similar transaction involving the Company or its Shares.

SECTION 4.6                          Litigation.  There is no litigation, arbitration, action, suit, judgment, order, injunction, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller with respect to the Transactions or which would reasonably be excepted to have a material impact on the ability of Seller to consummate the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER AND MERGER SUB

Each of Purchaser and Merger Sub hereby makes the representations and warranties to the Company that are set forth in this Article V.

SECTION 5.1                          Organization, Existence and Good Standing.  Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its formation.  Each of Purchaser and Merger Sub has qualified as a foreign corporation and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a material adverse effect on the business, operations (including results of operations), assets, liabilities, or condition (financial or otherwise) of Purchaser or Merger Sub, as applicable, or on the ability of the parties to consummate the Transactions.

SECTION 5.2                          Power and Authority.  Each of Purchaser and Merger Sub has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by it in connection with the Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors of each of Purchaser and Merger Sub.  The approval of Purchaser’s stockholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the Transactions is either not required or has been duly given.  No other proceedings are necessary on the part of Purchaser or Merger Sub to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Transactions.

SECTION 5.3                          Enforceability.  This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of each of Purchaser and Merger Sub and constitutes a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  At the Closing, the Transaction Documents to be executed and delivered by each of Purchaser and Merger Sub will be duly executed and delivered by duly authorized officers of each of Purchaser and Merger Sub and will constitute valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 5.4                          Consents; Non-contravention.  Neither Purchaser nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions.  Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions: (a) will violate any provision of the certificate of incorporation, bylaws or other organizational documents of either Purchaser or Merger Sub; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written or oral Contract, permit, indenture, mortgage, debenture, note or other instrument to which either Purchaser or Merger Sub is a party, subject or otherwise bound; (c) will violate any Law or Order to which either Purchaser or Merger Sub or any of their respective assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of Purchaser or Merger Sub.

SECTION 5.5                          Brokers.  Neither Purchaser, Merger Sub nor any of their respective Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the Transactions or introducing the parties to each other.

SECTION 5.6                          Valid Issuance.  The Merger Consideration Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable Law, the Purchaser’s certificate of incorporation, the Purchaser’s bylaws, and under applicable state and federal securities laws.

SECTION 5.7                          Capitalization.  The authorized capital stock of the Purchaser consists of 100 shares of Common Stock.  There are no shares of capital stock of the Purchaser of any other class authorized, issued or outstanding.  All of the issued and outstanding shares of capital stock of the Purchaser have been validly issued, are fully paid and non-assessable.  Other than as set forth on Schedule 5.7 hereto, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Purchaser obligating the Purchaser to issue any securities of any kind.  The Purchaser is not a party to, or otherwise bound by, and has not granted any stock appreciation rights, participations, phantom equity or similar rights.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Purchaser is a party that may affect the voting or transfer of the Purchaser’s capital stock.

SECTION 5.8                          Prior Sub Operations.  Merger Sub is wholly owned directly by Purchaser, was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

SECTION 5.9                          Financing.  Purchaser has sufficient funds available to satisfy, among other things, the obligation to (a) pay the Closing Cash, (b) fund the working capital requirement referenced in Section 7.3 of this Agreement, and (c) pay all expenses incurred by Purchaser in connection with the Transactions.  Purchaser’s performance of its obligations hereunder is not subject to any financing contingency.

SECTION 5.10                          Litigation.  There are no legal proceedings pending or, to the knowledge of Purchaser or Merger Sub, threatened against or affecting Purchaser or Merger Sub, at law or in equity which may impair Purchaser’s and Merger Sub’s ability to perform its obligations under this Agreement.

SECTION 5.11                          SEC Documents.  As of their respective filing dates, the Purchaser’s registrations, reports, proxy statements, schedules, forms, statements and other documents filed with the SEC under either of the Securities Act or the Exchange Act (collectively, the “Purchaser’s SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and to the Purchaser’s Knowledge, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document.

ARTICLE VI
COVENANTS OF THE COMPANY AND SELLERS

SECTION 6.1                          Pre-Closing Covenants.

(a)           During the period between the date hereof and the Closing Date, the Company shall give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders commercially reasonable access during normal business hours to all of the properties, books, Contracts, documents, insurance policies, records, customers, vendors and personnel of or with respect to the Company and shall furnish to Purchaser and such Persons as Purchaser shall designate to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request.  The investigation contemplated by this Section 6.1 shall not affect or otherwise diminish or obviate in any respect, or affect the Purchaser’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights of the Purchaser Indemnities contained in this Agreement.

(b)           During the period between the date hereof and the Closing Date, Sellers and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable.  Between the date hereof and the Closing Date, neither Sellers nor the Company shall intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date, other than changes arising in the Ordinary Course that would not reasonably be expected to have a Material Adverse Effect.

(c)           During the period between the date hereof and the Closing Date, the Company shall use its commercially reasonable efforts and make every good faith attempt to obtain all third party consents required to be listed on Schedule 3.4.  If the Company is unable to obtain any of these consents, the Company shall make alternative arrangements satisfactory to Purchaser with respect to any such consents.  The Company shall use its commercially reasonable efforts and assist and cooperate with Purchaser to obtain all of the consents, authorizations, Orders or approvals, including all state and federal licensure, necessary for the operation of the Business following the Closing, including all of the consents, authorizations, Orders or approvals required to be listed on Schedule 3.4.

(d)           During the period between the date hereof and the Closing Date, the Company shall carry on the Business in the Ordinary Course.  In furtherance of the foregoing, the Company shall use its best efforts to: (i) preserve the present business operations, organization and goodwill of the Company; (ii) preserve the present relationships of the Company with customers, suppliers, employees and other Persons; (iii) comply with all Orders and Laws applicable to the Company; (iv) pay, or cause to be paid, in a timely manner consistent with current practices all accounts payable and expenses incurred in connection with the maintenance and operation of the Business; (v) collect, or cause to be collected, in a timely manner consistent with current practices all accounts receivable generated in connection with the operation of the Business; (vi) maintain inventory, supplies and spare parts at customary operating levels consistent with current practices; (vii) replace in accordance with past custom and practice any inoperable, worn out or obsolete assets with modern assets of comparable quality; (viii) maintain books, accounts and records used in the operation of the Business and/or the preparation of the Financial Statements in accordance with past custom and practice; and (ix) maintain all insurance policies in effect on the date hereof covering the assets, liabilities and operations of the Company.

(e)           During the period between the date hereof and the Closing Date, the Company shall not take any action that would be required to be disclosed on Schedule 3.17 if such action was taken since December 31, 2014 and prior to the execution of this Agreement, unless the Company discloses such action to Purchaser in advance and Purchaser consents to such action.

(f)           During the period between the date hereof and the Closing Date, the Company shall confer and consult with representatives of Purchaser on a regular and frequent basis to report on operational matters of the Business, provided that such conferences and consultations do not materially interfere with the operation of the Business.  In addition, the Company shall furnish promptly to Purchaser all separate monthly financial statements of the Company (as prepared in accordance with normal accounting procedures) promptly after such financial statements are available, and all other material information concerning the operations, properties and personnel of the Company and as Purchaser may reasonably request.

(g)           As promptly as practicable following the date hereof and in any event not later than three Business Days thereafter, the Company shall mail to each Optionholder notice of the expiration of all Options held by such person as provided in Section 2.5 hereof and instructions for exercising such Option prior to the expiration thereof, all of which shall be satisfactory to Purchaser in its reasonable discretion.

(h)           The Company will give prompt written notice to Purchaser of (i) any breach or inaccuracy of any representation or warranty of the Company in any Transaction Document (including those in Articles III and IV hereof) or any breach or nonperformance of any covenant of the Company or any Seller in any Transaction Document (including those in this Article VI); (ii) the occurrence of any material damage to or loss or destruction of any properties or assets owned or leased by the Company (whether or not insured); or (iii) the occurrence or threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in a Material Adverse Effect or that might reasonably be expected to prevent the timely consummation of the Transactions.  No disclosure by the Company pursuant to this Section 6.1(h) shall be deemed to amend or supplement the representations and warranties made hereunder or to prevent or cure any misrepresentation, breach or inaccuracy of warranty or breach or nonperformance of covenant.

SECTION 6.2                          Competing Acquisition Proposals.

(a)           Except in connection with communications to Company Stockholders regarding the status of the Transactions, during the period from the date of this Agreement through the earlier to occur of the Closing and the termination of this Agreement pursuant to Article XII, neither the Company nor any of the Sellers nor any of their representative Affiliates (including any investment banker, attorney, accountant or consultant retained or engaged by the Company) shall take any action, directly or indirectly: (i) to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information or encouragement to, any Person (other than Purchaser and Purchaser’s agents) concerning any purchase of any of the Shares, or any merger, consolidation, reorganization, business combination or sale of assets (other than assets sold in the Ordinary Course) involving the Company, or any similar transactions involving the Company (a “Competing Acquisition Proposal”); (ii) to enter into any agreement regarding any Competing Acquisition Proposal; or (iii) otherwise cooperate with, assist, participate in, facilitate or otherwise encourage any effort or attempt by any Person to make a Competing Acquisition Proposal or to effect a transaction inconsistent with the Transactions.

(b)           Except in connection with communications to Company Stockholders regarding the status of the Transactions, during the period from the date of this Agreement through the earlier to occur of the Closing and the termination of this Agreement pursuant to Article XII, the Company shall notify Purchaser immediately:  (i) of any Competing Acquisition Proposal; (ii) of any inquiry received by the Company, any Seller or any of their respective Affiliates (including any investment banker, attorney, accountant or consultant retained or engaged by the Company or any Seller) from any Person concerning a Competing Acquisition Proposal; (iii) of any request from any Person for confidential information concerning the Company and/or the Business; and (iv) if any Person seeks to initiate or continue any discussions or negotiations with the Company, any Seller or any of their respective Affiliates (including any investment banker, attorney, accountant or consultant retained or engaged by the Company or any Seller) concerning a Competing Acquisition Proposal.

(c)           The Company and the Sellers acknowledge and agree that any violation of the restrictions set forth in this Section 6.2 by any officer, director, employee, shareholder, partner, member, manager, affiliate, representative, consultant, investment banker, attorney, accountant or other agent of the Company or any Seller, whether or not such Person is purporting to act on behalf of the Company or Sellers, shall constitute a breach by the Company of this Section 6.2.

SECTION 6.3                          Proxy Statement; Stockholder Approval.

(a)           As soon as possible, but in any event within three Business Days after the date hereof, the Company shall prepare a proxy statement (the “Proxy Statement”) for use in connection with the notice of a meeting of the Company Stockholders to be held for the purposes of voting on the Transactions.  The Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company Stockholders vote to adopt this Agreement and the Merger.  Purchaser shall have the right to review and comment on the Proxy Statement (including amendments and supplements) prior to dissemination, and the Company shall not unreasonably refuse to incorporate Purchaser’s comments thereto.

(b)           As soon as reasonably practicable after the date hereof and after the completion of the Proxy Statement, the Company shall (i) deliver such Proxy Statement, together with a copy of this Agreement and a Notice of Appraisal Rights pursuant to the Minnesota Act and a Notice of Special Meeting, to each Company Stockholder and use commercially reasonable efforts to cause each Company Stockholder to execute and deliver a Letter of Transmittal; and (ii) take all reasonable action necessary to convene a meeting of the Company Stockholders and obtain the requisite vote of the Company Stockholders holding at least a majority of the voting power in favor of this Agreement and the Merger (the “Stockholder Approval”), in each case in accordance with the Minnesota Act.  The Company will, through the board of directors of the Company, recommend to the Company Stockholders the approval and adoption of this Agreement, the Merger and the transactions contemplated by the Transaction Documents and use its commercially reasonable efforts to solicit and obtain the Stockholder Approval.  The Company will not take any action to delay or postpone the solicitation of the Stockholder Approval without the prior written consent of Purchaser.  The Company will comply with all requirements of the Minnesota Act and other applicable Laws in connection with the solicitation of the Stockholder Approval, including all notice and disclosure requirements with respect to the Company Stockholders.

(c)           The Company shall give Purchaser prompt notice, if at any time prior to the Closing Date the Company shall obtain knowledge of any facts that make it necessary to amend or supplement the Proxy Statement in order to make the statements contained therein not misleading when read in its entirety, including any risk factors and other disclosure contained in the Proxy Statement, including any amendments thereto, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly disseminated by the Company to the Company Stockholders.  The Proxy Statement (or any amendment or supplement thereto) shall not include any information about or concerning Purchaser without Purchaser’s prior consent.

SECTION 6.4                          Voting Agreement.  Each Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the Company Stockholders, however called, and at any adjournment thereof, and in any action or approval by written consent of the Company Stockholders, or in any other circumstances in which a vote, consent or other approval is sought, such Seller shall vote such Seller’s Shares as follows: (a) in favor of (i) the approval and adoption of the Merger and this Agreement and the Transactions; (ii) the proposed amendment to the certificate of incorporation of the Company contemplated by the terms of this Agreement; and (iii) the election of the board of directors of the Merger Sub as the post-Closing board of directors of the Surviving Corporation; and (b) against any action or agreement that would result in a breach in any material respect of any representation, warranty, covenant or other obligation of the Company under this Agreement or which is reasonably likely to result in any conditions to the parties’ obligations under this Agreement not being fulfilled.  Simultaneously with the execution of this Agreement, each member of the Board of Directors of the Company shall execute and deliver to Purchaser a Voting Agreement (the “Voting Agreement”) in favor of Purchaser containing the covenants set forth in this Section 6.4.

SECTION 6.5                          Risk of Loss and Casualty.  All risk of loss with respect to the Company and its assets shall remain with the Company until the Closing and, assuming the occurrence of the Closing, shall pass to Purchaser effective as of the Closing Date, subject to the terms and conditions of this Agreement.  If, prior to the Closing, any damage to or loss of any of the assets of or premises occupied by the Company occurs due to fire, flood, riot, war, terrorism, theft, act of God or other casualty, or by reason of condemnation, and if Purchaser does not elect, or is not permitted under the terms of this Agreement to elect, to terminate this Agreement, the Merger shall be reduced by an amount equal to the sum of the reasonably estimated total cost necessary to repair or replace the damage or loss plus the reasonably estimated amount of lost profits that Purchaser will incur by reason of such damage or loss, net of reasonably estimated insurance recoveries.  The adjustments in accordance with this Section 6.5 are the exclusive adjustments to be made by reason of such occurrence for purposes of this Agreement.

SECTION 6.6                          Non-Competition and Non-Solicitation.  In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, and in order to protect the trade secrets, proprietary information and goodwill of the Company after the Closing and as a condition precedent to Purchaser entering into and performing its obligations under this Agreement, each Seller individually agrees to the following restrictions:

(a)           Seller hereby covenants and agrees that, from and after the Closing and until the fifth anniversary of the Closing Date (the “Restricted Period”), Seller and its Affiliates shall not, within the United States, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, employee,  joint venturer, or investor, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or provide services to any business or entity that engages anywhere in the United States in any business that is in direct or indirect competition with the Business or any other business that the Company is actively pursuing as of the Closing Date,  in a capacity in which Seller performs services substantially similar to those provided to Company; provided, however, that nothing herein shall prohibit Seller and its Affiliates from owning, in the aggregate, not more than one percent (1%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither Seller nor any of its Affiliates participates in any way in the management, operation or control of such entity.  Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b)           Seller hereby covenants and agrees that, during the Restricted Period, Seller and its Affiliates shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, solicit or attempt to solicit or take any actions calculated to persuade (or that could otherwise reasonably be expected to cause) any Person who is or has been a customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of the Company prior to or after the Closing and with whom Seller has had material contact to cease doing business with, or to alter or limit its business relationship with, the Company.  Neither Seller nor any of its Affiliates shall take any action designed or intended to have the effect of discouraging any customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of the Company from maintaining the same business relationships with the Company after the Closing as such Person maintained with the Company prior to the Closing.

(c)           Seller hereby covenants and agrees that, during the Restricted Period, Seller and its Affiliates shall not, directly or indirectly, within the United States, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor, employee or in any other capacity, hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the 12-month period immediately preceding such Seller’s or such Affiliate’s action, were employees of the Company or take any actions intended to persuade any employee of the Company to terminate his or her association with the Company; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.6(c).

(d)           If any covenant in this Section 6.6 is found to be unreasonable, arbitrary, or against public policy or otherwise not enforceable in accordance with its terms, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, or not against public policy, will be effective, binding, and enforceable against Seller and its Affiliates.  Seller hereby acknowledges and agrees that:  (i) the making of the covenants set forth in this Section 6.6 are a condition to Purchaser’s consummation of the Transactions; (ii) the Company’s businesses are nationwide in scope and its products and services are marketed and distributed throughout the United States; (iii) the Company competes with other businesses that are or could be located in any part of the United States; and (iv) the provisions of this Section 6.6 are reasonable and necessary to protect the Company’s business.

(e)           Seller acknowledges and affirms that a breach of this Section 6.6 by Seller cannot be adequately compensated in an action for damages at Law, and equitable relief would be necessary to protect the Company and Purchaser from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  Accordingly, Seller agrees that in the event of any actual or threatened breach of such provisions, the Company and Purchaser shall (in addition to any other remedies which they may have) be entitled to enforce their rights and Seller’s obligations under this Section 6.6 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary or permanent injunctive relief or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.6 and recover attorneys’ fees and costs for the same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond.

(f)           Without limiting the provisions of this Section 6.6 and in addition to the indemnification provisions set forth in Article XI, if Seller fails to comply with the restrictions set forth in this Section 6.6, Seller shall be deemed to have forfeited and shall have no further right, title or interest whatsoever to any payment due Seller, if any, hereunder.

SECTION 6.7                          Litigation Support.  In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the transactions contemplated hereunder; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, Sellers will cooperate with such party and such party’s counsel in the contest or defense, make available its representatives, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

SECTION 6.8                          Release.  As of the Closing Date, Sellers and each of their Affiliates (other than Purchaser and the Company) hereby release, acquit and forever discharge the Company, and each of its present and former officers, managers, members, partners, attorneys, agents, representatives, trustees, employees and other representatives and Affiliates, and each of its heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which each such Person or their successors or assigns ever had, now have, or hereafter may or shall have against the Company or any other Person referred to above arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing at or prior to the Closing, including with respect to the Transactions, matters, causes, conditions, acts, conduct, claims, circumstances or events occurring or failing to occur at or prior to the Closing or existing at or prior to the Closing.  This release shall not apply to or otherwise limit, restrict or affect the indemnification, representations, warranties, covenants and all other obligations of Purchaser and Sellers set forth in this Agreement.

SECTION 6.9                          Confidentiality.  In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Seller individually hereby covenants and agrees that, from and after the Closing, such Seller and its Affiliates shall keep confidential and not disclose to any other Person or use for such Seller’s own benefit or the benefit of any other Person any confidential information regarding the Company so long as that information remains confidential.  The obligation of each Seller and its Affiliates under this Section 6.9 shall not apply to information that:  (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.9; or (b) is required to be disclosed by Law or Order of a court or tribunal or other Governmental Authority; provided, however, that in any such case, such Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

ARTICLE VII
COVENANTS OF PURCHASER

SECTION 7.1                          Pre-Closing Actions.  During the period between the date hereof and the Closing Date, Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable.  Between the date hereof and the Closing Date, Purchaser shall not intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty herein contained of Purchaser or Merger Sub being untrue in any material respect as if originally made on and as of the Closing Date, other than changes arising in the Ordinary Course that would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.2                          Appointment of Director.  Effective as of the Effective Time, the Purchaser shall cause John Blank to be appointed as a member of the Board of Directors of the Purchaser.  As of the next annual meeting, all directors shall be elected by the shareholders of the Purchaser in accordance with its Bylaws and applicable law.

SECTION 7.3                          Contribution of Working Capital.  After the Effective Time, Purchaser agrees that it shall contribute up to $750,000 in working capital to the Company as and when needed to fund its operations and product development.

ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX
CONDITIONS TO CLOSING

SECTION 9.1                          Conditions to the Company’s and Sellers’ Obligations.  The obligation of the Company and Sellers to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at the Company’s option, be terminated pursuant to and with the effect set forth in Article XII:

(a)           The representations and warranties contained in Article V shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by Material Adverse Effect or materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be so true and correct as of the specified date).

(b)           All obligations of Purchaser and Merger Sub to be performed hereunder through and including the Closing Date (including all obligations Purchaser and Merger Sub would be required to perform at the Closing if the Transactions were consummated) shall have been fully performed or complied with.

(c)           Purchaser and Merger Sub shall have delivered or caused to be delivered to the Company and Sellers each of the items required to be delivered by Purchaser or Merger Sub pursuant to Section 2.10(a).

(d)           The number of Dissenting Shares shall not exceed fifteen percent (15%) of the Shares on a fully-diluted basis.

SECTION 9.2                          Conditions to Purchaser’s and Merger Sub’s Obligations.  The obligation of Purchaser and Merger Sub to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article XII:

(a)           The representations and warranties contained in Article III and Article IV shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by Material Adverse Effect or materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be so true and correct as of the specified date).

(b)           All obligations of the Company and Sellers to be performed hereunder through and including the Closing Date (including all obligations that the Company and Sellers would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been fully performed or complied with.

(c)           All of the consents, authorizations, Orders or approvals required to be listed on Schedule 3.4 shall have been obtained.

(d)           During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact that, individually or in the aggregate, has had or reasonably may be expected to result in a Material Adverse Effect.  Additionally, during the period from the date of this Agreement to the Closing Date, neither the Company nor its assets shall have been materially and adversely affected by reason of any loss, condemnation, destruction or damage, whether or not insured against.

(e)           each of the individuals listed on Schedule 9.2(e) shall have executed and delivered a termination of their existing employment agreement with the Company and a New Employment Agreement to be entered into as of the Closing in substantially the form set forth in Exhibit C attached hereto.

(f)           The Company shall have obtained the Stockholder Approval and provided evidence thereof to the Purchaser and the number of Dissenting Shares shall not exceed five percent (5%) of the Shares on a fully-diluted basis; provided that this condition may not be waived by the Purchaser without consent of the Sellers’ Representative in the event that the such waiver would cause the Closing Cash to exceed 20% of the total Merger Consideration.

(g)           The Company shall have delivered to Purchaser the written opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., legal counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

(h)           The Company and Sellers shall have delivered or caused to be delivered to Purchaser each of the items required to be delivered by the Company or Sellers pursuant to Section 2.10(b).

SECTION 9.3                          Joint Conditions to the Parties’ Obligations.  The obligations of the parties to close the Transactions are subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at any party’s option, be terminated pursuant to and with the effect set forth in Article XII.

(a)           No lawsuit, proceeding or investigation shall have been commenced on any grounds to restrain, enjoin or hinder the consummation of the Transactions.

(b)           No Law shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions.

(c)           There shall be no Order of a court of competent jurisdiction in effect precluding consummation of the Transactions.

ARTICLE X
TAX MATTERS

SECTION 10.1                          Preparation and Filing of Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all taxable periods, to the extent such Tax Returns are filed or required to be filed after the Closing Date.  Except to the extent required by Law, such Tax Returns shall be prepared in a manner consistent with prior practice of the Company, and Purchaser will cause appropriate officers of the Company to sign such Tax Returns on behalf of the Company.   At least thirty (30) days prior to the due date for filing of any income Tax Return for a Pre-Closing Period (as defined in Section 10.2) or for a Straddle Period, Purchaser shall provide to Sellers’ Representative a copy of such Tax Return and supporting documentation.  Purchaser shall make such revisions requested by the Sellers’ Representative unless not permitted by Law or inconsistent with the prior practice of the Company.  In addition, for such Tax Returns other than income Tax Returns and for any Straddle Period Tax Returns other than income Tax Returns, if requested by the Sellers’ Representative, Purchaser shall allow the Sellers’ Representative to review and comment on each such Tax Return covering a taxable period ending on or before the Closing Date or a Straddle Period, at the Sellers’ Representative’s sole cost and expense.  Purchaser shall consider all reasonable comments of the Sellers’ Representative with respect to any such Tax Return prior to filing, but shall not be required to make any revisions to such Tax Return.

SECTION 10.2                          Responsibility for Taxes.  The Indemnifying Parties shall be responsible for all Taxes of the Company for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and for the Indemnifying Parties’ portion (as determined pursuant to Section 10.3) of all Taxes of the Company for any Straddle Period, but in each case only to the extent the liability for such Taxes exceeds the amount set forth on the Accounts Payable Statement.  Purchaser shall be responsible for all Taxes of the Company for any Tax period that begins on or after the Closing Date (a “Post-Closing Tax Period”) and for its portion (as determined pursuant to Section 10.3) of all Taxes of the Company for any Straddle Period.  The Indemnifying Parties’ obligation to pay the Taxes for which they are responsible shall be governed by the indemnification provisions of Article XI.

SECTION 10.3                          Apportionment of Straddle Period Taxes.  With respect to any Straddle Period, the Taxes attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Indemnifying Parties, and the period of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of Purchaser.  The portion of the Tax allocated to the Pre-Closing Straddle Period shall (a) in the case of any ad valorem or similar property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (b) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date.

SECTION 10.4                          Cooperation.  Purchaser, Sellers and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Seller Representative agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitation of the respective taxable period, and to abide by all record retention agreement entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party to requests, the Company or Seller Representative, as the case may be, shall allow the other party to take possession of such books and records.  The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, and to provide the other party with all information that either party may be required to report pursuant to Section 6043 or Section 6043A, or the Treasury Regulations promulgated thereunder.

SECTION 10.5                          [Intentionally deleted].

SECTION 10.6                          Amended Tax Returns; Refunds.  Except to the extent required by Law, after the Closing Date, Purchaser shall not, and shall not cause or permit the Company to (i) file an amended Tax Return with respect to any Tax Return for a Pre-Closing Tax Period or for a Pre-Closing Straddle Period, or (ii) make any Tax election that has retroactive effect to a Pre-Closing Tax Period or a Pre-Closing Straddle Period, in each case without the applicable Sellers’ Representative’s advance written consent, which shall not be unreasonably withheld.  The Sellers shall be entitled to retain, or receive immediate payment from Purchaser (if such Tax refund is received by Purchaser, the Company, or an Affiliate of Purchaser) of, any Tax refund or credit to which the Company becomes entitled, with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period; provided, however, that (i) any such Tax refund shall be reduced by Purchaser’s or the Company’s cost of preparing and filing any amended Tax Return or claim with respect to such Tax refund, (ii) the Company shall be entitled to retain any such Tax refund to the extent that the Taxes being refunded were paid by the Company after the Closing Date and (iii) such Tax refund shall not be paid to the extent that such cash payment will cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 10.7                          Transfer Taxes.  the Indemnifying Parties shall jointly and severally assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement.  The Sellers’ Representative shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

ARTICLE XI
INDEMNIFICATION

SECTION 11.1                          General; Survival.

(a)           From and after the Closing, the parties shall indemnify each other as provided in this Article XI.  All indemnification payments made pursuant to this Article XI shall be treated as an adjustment to the Merger Consideration unless otherwise required by Law.

(b)           The representations, warranties, covenants and agreements of the parties contained in this Agreement, the other Transaction Documents and in any financial statement or exhibit delivered by a party to another party pursuant to this Agreement or in connection herewith shall survive the Closing and the consummation of the Transactions indefinitely (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement.  Notwithstanding the foregoing, except as provided in Sections 11.1(c) and 11.1(d) hereof, no party hereto shall have any obligation to indemnify for any breach or inaccuracy of any representation or warranty in Article III, Article IV or Article V hereof unless a Claim is asserted in accordance with this Article XI on or prior to the 18-month anniversary of the Closing Date.

(c)           Notwithstanding  Sections 11.1(b) and 11.1(d), the Extended Representations and all Claims based on a breach or inaccuracy of any representation or warranty contained in the Extended Representations or any facts and circumstances related thereto shall survive the Closing for a period of six months beyond the applicable statute of limitations relating to the Claim (including any extensions thereof), if any.

(d)           Notwithstanding Sections 11.1(b) and 11.1(c), (i) the Fundamental Representations and all Claims based on a breach or inaccuracy of any of the Fundamental Representations or any facts and circumstances related thereto; and (ii) all Claims based on willful misconduct, fraud or knowing or intentional breach of any representation or warranty in any of this Agreement or any of the other the Transaction Documents (collectively, the “Special Claims”), shall survive the Closing indefinitely.

(e)           For each Claim for indemnification hereunder regarding a representation or warranty that is made before the expiration of such representation or warranty, such Claim and associated right to indemnification will not terminate until the Final Determination of such Claim.

SECTION 11.2                          Indemnification for Purchaser’s Benefit.  The Company Stockholders, and, if and only if this Agreement has been terminated prior to the Closing, the Company, shall jointly and severally indemnify, defend, protect and hold harmless Purchaser and its Affiliates (including the Company after Closing), and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns, in each case, other than any Company Stockholder (the “Purchaser Indemnitees”), for, from and against and be liable for any and all Damages sustained or incurred by any Purchaser Indemnitee, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to or in any way incidental to the occurrence of:

(a)           any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Sellers, any Company Stockholder or the Company herein or in any Transaction Document;

(b)           any breach or nonperformance of any agreement, covenant or obligation to be performed by the Company, Sellers or any Company Stockholder on or before the Closing, and any breach or nonperformance of any agreement, covenant or obligation to be performed by Sellers or any Company Stockholder after the Closing, in this Agreement or in any Transaction Document (including without limitation Sellers’ obligations under this Article XI);

(c)           the exercise by holders of Dissenting Shares of their dissent rights under the Minnesota Act, including the amount, if any, by which the appraised value of the Dissenting Shares as determined in accordance with the Minnesota Act exceeds the Per Share Merger Consideration;

(d)           any Indebtedness or Transaction Expenses that are not paid or satisfied in full at the Closing or otherwise considered in the determination of the Merger Consideration;

(e)           Taxes for any Pre-Closing Tax Period or Pre-Closing Straddle Period of the Company), except to the extent set forth on the Accounts Payable Statement;

(f)           The violation of any Laws or any non-compliance with respect to any Employee Benefit Plan (including any Liability for health continuation requirements under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA, any Liability arising pursuant to Title IV of ERISA, or any lien to enforce any Title IV Liability, and including any Damages related to or arising from any compliance failures, fiduciary violations, and/or prohibited transactions with respect to such Employee Benefit Plans); any benefits accrued pursuant to any Employee Benefit Plan at or prior to the Closing; or any action or failure to act, in whole or in part, at or prior to the Closing with respect to any Employee Benefit Plan; or

(g)           Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, Article XIII.

Provided, however, that, notwithstanding anything in the foregoing to the contrary, (i) the representations and warranties of each Seller in Article IV, the agreements, covenants and obligations of such Seller in this Agreement, and all associated obligations of such Seller with respect to indemnification, are individual and several, and not joint, obligations; and (ii) as between the Sellers, the representations and warranties of the Company in Article III, the agreements, covenants and obligations of the Company in this Agreement, and all associated obligations of the Company with respect to indemnification, are individual and several, and not joint, obligations, but as between the Sellers, on the one hand, and the Company, on the other hand, such obligations are joint and several obligations.

SECTION 11.3                          Indemnification for Company Stockholders’ Benefit.  From and after the Closing, Purchaser shall indemnify, defend, protect and hold harmless the Company Stockholders and their respective successors and assigns (“Company Stockholder Indemnitees”) for, from and against and be liable for any and all Damages sustained or incurred by any Company Stockholder Indemnitee, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to or in any way incidental to the occurrence of:

(a)           any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Purchaser herein or in any Transaction Document; or

(b)           any breach or nonperformance of any agreement, covenant or obligation to be performed by Purchaser in this Agreement or in any Transaction Document (including without limitation its obligations under this Article XI).

SECTION 11.4                          Notice and Determination of Claims.  If any Indemnified Party believes that it has sustained or incurred any Damages for which it may be entitled to indemnification, such Indemnified Party shall so notify the Indemnifying Party promptly in writing (the “Claim Notice”) of any such claim (a “Claim”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article XI shall be determined:  (a) by the written agreement between the parties; (b) by a Final Determination; or (c) by any other means to which the parties shall agree.  The judgment or decree of a court shall be deemed a Final Determination when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

SECTION 11.5                          Third Party Claims.

(a)           Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and, if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s Claim is asserted.  A failure by an Indemnified Party to give timely, complete or accurate notice of a Third Party Claim will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

(b)           Subject to Section 11.5(d), upon receipt by the Indemnified Party of an unqualified written acknowledgement of the Indemnifying Party’s indemnification obligations under this Agreement with respect to the Third Party Claim in question, the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third Party Claim) after receipt of the notice of Third Party Claim given by the Indemnified Party to the Indemnifying Party under Section 11.5(a) of its election to assume the defense of such Third Party Claim.  The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof.  The Indemnified Party shall cooperate, at the Indemnifying Party’s expense, in connection with the defense, compromise or settlement of any Third Party Claim pursuant to this Section 11.5 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

(c)           The Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least ten days prior to the settlement of any such Third Party Claim.  The Indemnifying Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless (i) the Indemnified Party is given a full and complete release (in a form reasonably satisfactory to the Indemnified Party) of any and all Liability by all relevant parties to such Third Party Claim; (ii) the settlement does not act as an adverse and binding precedent upon the Indemnified Party with respect to any similar claims or demands; (iii) the settlement does not impose any injunctive, equitable or other non-monetary relief upon the Indemnified Party; and (iv) the settlement does not, in the Indemnified Party’s reasonable judgment, have a material adverse effect on the Indemnified Party.  Notwithstanding the foregoing to the contrary and subject to Section 11.5(d), the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim; provided, however, that in such event the Indemnified Party shall waive all rights to indemnity therefor hereunder.

(d)           Notwithstanding anything in Section 11.5(b) and (c) to the contrary, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim that (i) seeks as a remedy an injunction or other equitable or non-monetary relief against the Indemnified Party; (ii) relates to Taxes imposed on the Company or that involves the Tax Returns of the Company; (iii) the settlement of which may act as an adverse and binding precedent upon the Indemnified Party with respect to similar claims or demands; (iv) involves an aggregate amount of Damages in excess of the maximum obligations of the Indemnifying Party under this Article XI or is below the Threshold; (v) involves any criminal action, investigation or other proceeding; (vi) creates a conflict of interest between the Indemnified Party and the Indemnifying Party; or (vii) the settlement of which may have, in the Indemnified Party’s reasonable judgment, a material adverse effect on the Indemnified Party.  In the event the Indemnified Party assumes control of the defense of any Third Party Claim related to Taxes pursuant to subsection (iii) above, the Indemnified Party shall use reasonable efforts to keep the Indemnifying Party apprised of the status of such claim and to consult with the Indemnifying Party with respect thereto as reasonably requested.

(e)           The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if (x) it shall fail to accept a tender of the defense of the Third Party Claim, (y) it shall fail to diligently contest the Third Party Claim, or (z) it shall fail to provide the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources to actively and diligently conduct the defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto upon the Indemnified Party’s reasonable request therefor.  In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim.

SECTION 11.6                          Limitations.

(a)           Except as provided in Section 11.6(e), the Company Stockholders and the Company shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 11.2(a) unless and until the aggregate amount of all Damages of all Purchaser Indemnitees exceeds $82,500 (the “Threshold”); provided, however, that if such aggregate amount of Damages exceeds the Threshold, then Sellers will be obligated for all of such Damages (including those equal to or less than the Threshold), subject to the other terms of this Article XI.

(b)           Except as provided in Section 11.6(e), the Company Stockholders’ aggregate Liability for all Damages to which the Purchaser Indemnitees are entitled pursuant to (i) Section 11.2(a) shall not exceed (A) with respect to Special Claims, the amount of the Merger Consideration, and (B) $1,000,000 with respect to all other Claims for indemnification pursuant to Section 11.2(a); and (ii) Sections 11.2(b)-(h), shall not exceed the amount of the Merger Consideration (collectively, the “Indemnification Cap”).

(c)           Except as provided in Section 11.6(e), Purchaser shall not be required to indemnify the Company Stockholder Indemnitees pursuant to this Article XI unless and until the aggregate amount of all Damages of all Company Stockholder Indemnitees exceeds the Threshold; provided, however, that if such aggregate amount of Damages exceeds the Threshold, then Purchaser will be obligated for all of such Damages (including those equal to or less than the Threshold), subject to the other terms of this Article XI.

(d)           Except as provided in Section 11.6(e), Purchaser’s Liability for all Damages to which the Company Stockholder Indemnitees are entitled to indemnification pursuant to Section 11.3(a) shall not exceed the Indemnification Cap and for all other claims under this Article XI shall not exceed the Merger Consideration actually paid to Sellers pursuant to this Agreement.

(e)           The limitations set forth in Sections 11.6(a), (c), and (d) shall not apply to or otherwise affect the ability to make Claims or recover Damages with respect to Special Claims, Claims for indemnification under Sections 11.2(b)-(h), and Claims for indemnification for willful misconduct, fraud or knowing or intentional breach of any representation or warranty in any of the Transaction Documents (the “Excluded Claims”).  In addition, the amount of Damages with respect to the Excluded Claims will be disregarded in determining whether the Indemnification Cap has been met and any Damages subject to the Threshold will be disregarded in determining whether any limitation on Damages has been met.

SECTION 11.7                          Recourse.  To secure the indemnification obligations under Section 11.2 hereof, the Escrow Shares will be held by Purchaser pursuant to the terms of the Escrow Agreement.  The Escrow Shares shall be used as the first recourse to offset any indemnification obligations owed to a Purchaser Indemnitee under Section 11.2 of this Agreement.  Purchaser shall also be entitled to set off against any other amounts due under this Agreement to discharge the indemnification obligations under Section 11.2 of this Agreement.  Purchaser agrees that with respect to all Company Stockholders other than the Sellers, the Purchaser’s sole recourse (except with respect to a breach by such Company Stockholder of a representation, warranty or covenant in the Letter of Transmittal or a breach of the new Employment Agreements) shall be a release of Escrow Shares.  Nothing contained in this Section 11.7 shall limit the Purchaser’s rights to specific performance and other equitable remedies as set forth in Section 11.8.  The value of the Escrow Shares for all purposes under this Article XI, shall be the Agreed Value per share.  Once the Escrow Shares have been reduced to zero, any remaining indemnification owing to a Purchaser Indemnitee by any Company Stockholder pursuant to this Article XI shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from such Company Stockholder to an account designated in writing by the applicable Purchaser Indemnitee.

SECTION 11.8                          Injunctive Relief.  Notwithstanding the provisions of Section 11.7, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Sellers or, prior to the Closing, the Company in accordance with their specific terms or were otherwise breached.  Accordingly, Purchaser shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Sellers or, prior to the Closing, the Company, and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Purchaser is entitled at law or in equity.  The parties acknowledge that Sellers and, prior to the Closing, the Company shall not be entitled to enforce specifically the terms and provisions of this Agreement and that Sellers and, prior to the Closing, the Company's sole and exclusive remedy with respect to any such breach shall be the right to indemnification under this Article XI.

SECTION 11.9                          Materiality and Knowledge Qualifiers.  The parties hereto agree and acknowledge that certain representations and warranties contained in Article III and Article IV are qualified by Materiality Qualifiers and Knowledge Qualifiers and for purposes of this Article XI and for determining the amount of Damages arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty in this Agreement or in any other Transaction Document (but not for determining whether a breach of the representation occurred), all Materiality Qualifiers and Knowledge Qualifiers will be ignored and each such representation and warranty shall be read and interpreted without regard to any Materiality Qualifier or Knowledge Qualifier.

SECTION 11.10                                Limitation on Contribution and Certain Other Rights.  Sellers and each other Company Stockholder hereby agree that, if following the Closing, any Claim for Damages is made by any Purchaser Indemnitee or otherwise becomes due from Sellers or a Company Stockholder  pursuant to this Article XI in respect of any Damages, neither Sellers nor any other Company Stockholder shall have any rights against the Company or any Person who is or was an officer, director or employee thereof, whether by reason of contribution, indemnification, subrogation or otherwise, with respect thereto, and no Seller or any other Company Stockholder shall take any action against the Company or any such officer, director or employee with respect thereto.

SECTION 11.11                                Knowledge and Investigation.  The fact that a Purchaser Indemnitee or Company Stockholder Indemnitee conducted a due diligence investigation or had knowledge of a breach or inaccuracy of a representation or warranty, or the nonperformance or breach of a covenant or agreement, will not be a defense to any party’s obligations under this Article XI.  All representations, warranties, covenants, agreements and indemnities will be deemed material and relied upon by the Purchaser Indemnitees and Company Stockholder Indemnitees, regardless of any such knowledge or investigation.

SECTION 11.12                                Other Factors Not Limiting.  No representation or warranty contained herein will limit the generality or applicability of any other representation or warranty.  The terms of this Article XI will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of a Person seeking indemnification (or of any of its Purchaser Indemnitees or Company Stockholder Indemnitees, as applicable).

SECTION 11.13                                Effect of Officer’s Certificates.  For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty in this Agreement or any other Transaction Document (or of the accuracy, occurrence or non-occurrence of any other matter), including any certification contemplated in Section 2.10(a) or 2.10(b), will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty hereunder regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Sections 11.2 and 11.3.

SECTION 11.14                                           Exclusive Remedy.  EXCEPT THAT THIS SECTION 11.14 SHALL NOT PREVENT A PARTY HERETO FROM SEEKING EQUITABLE REMEDIES IN APPROPRIATE CIRCUMSTANCES NOR SHALL A PARTY’S REMEDIES FOR FRAUD BE LIMITED IN ANY RESPECT, THE RIGHT OF THE PARTIES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS ARTICLE XI IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES WITH RESPECT TO ANY DAMAGES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  NO PARTY WILL HAVE ANY OTHER REMEDY (STATUTORY, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED.  WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT IT WILL NOT HAVE ANY REMEDY FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE XI.

ARTICLE XII
TERMINATION

SECTION 12.1                          General.  The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement that are set forth in this Article XII.

SECTION 12.2                          Right to Terminate.  This Agreement and the Transactions may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 14.3:

(a)           by the mutual written consent of Purchaser, the Company and the Sellers’ Representative;

(b)           by either Purchaser, the Company or the Sellers’ Representative if the Closing shall not have occurred at or before 11:59 p.m. on the 45th day following the date hereof; provided, however, that the right to terminate this Agreement under this Section 12.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

(c)           by Purchaser in the event of any material breach by the Company or Seller of any of the Company’s or Sellers’ agreements, representations or warranties contained herein;

(d)           by the Sellers’ Representative or the Company in the event of any material breach by Purchaser or Merger Sub of any of Purchaser’s or Merger Sub’s  agreements, representations or warranties contained herein;

(e)           by Purchaser in the event of any event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect; or

(f)           by Purchaser, the Company or the Sellers’ Representative if there shall be in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 12.2(f) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order.

SECTION 12.3                          Remedies Upon Termination.  If this Agreement is terminated pursuant to Section 12.2, each of the parties to this Agreement shall be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Sections 12.4 and 12.5, and no party to this Agreement shall have any claim against any other party to this Agreement, unless the circumstances giving rise to the termination of this Agreement were caused by a party’s willful breach of a material representation, warranty or covenant set forth in this Agreement, in which event termination of this Agreement shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching parties to this Agreement.  If following the termination of this Agreement any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to pursue any legal or equitable right or remedy against any other party whose willful breach of a material representation, warranty or covenant herein results in the termination of this Agreement, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

SECTION 12.4                          Expenses.

(a)           In the event that Purchaser terminates this Agreement pursuant to Section 12.2(b) because of the failure of the Company, Sellers or the Sellers’ Representative to satisfy the conditions set forth in Section 9.2 or pursuant to Section 12.2(c), then at the time of such termination the Company shall pay to Purchaser an amount equal to all reasonably documented fees and expenses incurred by Purchaser or its Affiliates in connection with this Agreement and the Transactions contemplated hereby, including without limitation all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of outside counsel, accountants, investment bankers, experts and consultants to Purchaser or its Affiliates) incurred by or on behalf of Purchaser or its Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b)           In the event that Company terminates this Agreement pursuant to Section 12.2(b) because of the failure of Purchaser or Merger Sub to satisfy the conditions set forth in Section 9.1 or pursuant to Section 12.2(d), then at the time of such termination the Purchaser shall pay to the Company an amount equal to all reasonably documented fees and expenses incurred by the Company or its Affiliates in connection with this Agreement and the Transactions contemplated hereby, including without limitation all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of outside counsel, accountants, investment bankers, experts and consultants to the Company or its Affiliates) incurred by or on behalf of the Company or its Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby

SECTION 12.5                          Certain Other Effects of Termination.  In the event of the termination of this Agreement by either the Sellers’ Representative or Purchaser as provided in Section 12.2, each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use commercially reasonable best efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

ARTICLE XIII
SELLERS’ REPRESENTATIVE

SECTION 13.1                          Appointment of the Sellers’ Representative and Authorization of Expense Fund.  Each Company Stockholder hereby irrevocably constitutes and appoints the Sellers’ Representative as such Company Stockholder’s attorney-in-fact and agent in connection with the execution and performance of this Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Company Stockholder.  All actions of the Sellers’ Representative in connection with the execution and performance of this Agreement shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all Company Stockholders as a matter of contract law.

The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment of all his reasonable expenses incurred as the Sellers’ Representative out of a fund of $25,000 delivered to the Sellers’ Representative from the Closing Cash at the Closing for such purpose (the “Seller Representative Expenses Fund”).  The Seller Representative Expenses Fund may be used by the Sellers’ Representative to pay any expense incurred by the Sellers’ Representative in his capacity as the Sellers’ Representative, including, but not limited to any attorneys’, accountants’ and other professional services expenses incurred in connection with the Closing, and any such fees and expenses incurred after the Closing.  Once the Sellers’ Representative determines, in his or her sole and absolute discretion, that the Sellers’ Representative will not incur any additional expenses in his or her capacity as representative and that all costs and expenses related to the transactions contemplated by this Agreement have been paid, then the Sellers’ Representative will deliver to the Paying Agent the remaining unused funds in the Seller Representative Expenses Fund, if any, for distribution to each Company Stockholder in accordance with his, her or its applicable pro rata in accordance with the terms of this Agreement and the Paying Agent Agreement.

SECTION 13.2                          Authority of the Sellers’ Representative.  Each Company Stockholder hereby irrevocably grants the Sellers’ Representative full power and authority:

(a)           to execute and deliver, on behalf of such Company Stockholder, and to accept delivery of, on behalf of such Stockholder, such documents as may be deemed by the Sellers’ Representative, in its sole discretion, to be appropriate to consummate this Agreement;

(b)           to endorse and to deliver on behalf of such Company Stockholder, certificates representing the Shares to be sold by such Company Stockholder at the Closing;

(c)           to make decisions on behalf of the Company Stockholders with respect to the transactions and other matters contemplated under this Agreement or any other Transaction Document, including regarding adjustments to the Merger Consideration and indemnification claims;

(d)           to (i) dispute or refrain from disputing, on behalf of such Company Stockholder, any claim made by Purchaser or any other Person under this Agreement; (ii) negotiate and compromise, on behalf of such Company Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Company Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(e)           to waive, on behalf of such Company Stockholder, any closing condition contained in Article IX of this Agreement and to give or agree to, on behalf of such Company Stockholder, any and all consents, waivers, amendments or modifications, deemed by the Sellers’ Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(f)           to enforce, on behalf of such Company Stockholder, any claim against Purchaser arising under this Agreement;

(g)           to engage attorneys, accountants and agents at the expense of the Company Stockholders;

(h)           to retain a portion of the Closing Cash as a fund for the payment of expenses payable by the Company Stockholders pursuant to the provisions hereof, and potential Claims for indemnification by Purchaser, and to invest such retained portion for the benefit of the Company Stockholders;

(i)           to amend this Agreement (other than this Section 13.2) or any of the instruments to be delivered to Purchaser by such Company Stockholder pursuant to this Agreement; and

(j)           to give such instructions and to take such action or refrain from taking such action, on behalf of such Company Stockholder, as the Sellers’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including the exercise of all rights granted to the Company Stockholders under this Agreement or any other Transaction Document.

SECTION 13.3                          Reliance.  Each Company Stockholder hereby agrees to the following:

(a)           In all matters in which action by the Sellers’ Representative is required or permitted under this Agreement, the Sellers’ Representative is authorized to act on behalf of such Company Stockholder, notwithstanding any dispute or disagreement among the Company Stockholders or between any Company Stockholder and the Sellers’ Representative, and Purchaser shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Company Stockholder, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement.

(b)           Notice to the Sellers’ Representative, delivered in the manner provided in Section 14.3, shall be deemed to be notice to all Company Stockholders for purposes of this Agreement.

(c)           The power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of Company Stockholders under this Agreement shall have terminated, expired or been fully performed.

(d)           Company Stockholders shall have the right, exercisable from time to time upon written notice delivered to the Sellers’ Representative and Purchaser, to remove the Sellers’ Representative, with or without cause, and to appoint Peter Blankenship to fill a vacancy caused by the death, resignation or removal of the Sellers’ Representative.

(e)           If the Sellers’ Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, Peter Blankenship shall automatically become the Sellers’ Representative to serve as described in this Agreement.

SECTION 13.4                          Actions by Sellers.  Each Seller agrees that, notwithstanding the foregoing, at the request of Purchaser, such Seller shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including delivery of such Seller’s Shares and acceptance of the Purchase Price therefor) individually on such Seller’s own behalf, and to deliver any other documents required of Sellers pursuant to the terms hereof.

SECTION 13.5                          Indemnification of the Sellers’ Representative.  Each Company Stockholder shall severally indemnify the Sellers’ Representative against any Damages (except such Damages resulting from the Sellers’ Representative’s gross negligence or willful misconduct) that the Sellers’ Representative may suffer or incur in connection with any action or omission of the Sellers’ Representative.  Each Company Stockholder shall bear its pro rata portion of such Damages.  The Sellers’ Representative shall not be liable to any Company Stockholder with respect to any action or omission taken or omitted to be taken by the Sellers’ Representative pursuant to this Article XIII, except for the Sellers’ Representative’s gross negligence or willful misconduct.

SECTION 13.6                          Indemnification of Purchaser and Its Affiliates.  Subject to the limitations set forth in Article XI, including Section 11.6, the Company Stockholders, jointly and severally, shall indemnify Purchaser Indemnitees against, and agree to hold Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Article XIII, or the designation, appointment and actions of the Sellers’ Representative pursuant to the provisions hereof, including without limitation with respect to (a) actions taken by the Sellers’ Representative; and (b) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Sellers’ Representative.

ARTICLE XIV
MISCELLANEOUS

SECTION 14.1                          Transaction Expenses.  Except as provided in Section 12.4, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

SECTION 14.2                          Publicity.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior consent of Purchaser and Sellers’ Representative.

SECTION 14.3                          Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .PDF format or similar format, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand shall be deemed delivered when actually delivered.  Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier.  Notices given by electronic transmission with a confirmation of transmission by the transmitting equipment shall be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by the recipient shall only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two Business Days after its delivery by electronic transmission.  All notices shall be addressed as follows:

If to the Company, Company Stockholders or Sellers’ Representative:

Streamline, Inc.
574 Prairie Center Drive
Eden Prairie, Minnesota  55344
Attention:  Peter Blankenship, President
Email:  pblankenship@streamlinesafe.com

with a copy to (which shall not constitute notice):

Gray, Plant, Mooty, Mooty & Bennett, P.A.
Attn: Doug Ramler
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Email:  doug.ramler@gpmlaw.com

If to Purchaser or Merger Sub:

Medovex Corporation
1735 Buford Highway
Suite 215-113
Cumming, Georgia  30041
Attention:  Jarrett Gorlin, Chief Executive Officer
Email:  jgorlin@medovex.com

with a copy to (which shall not constitute notice):

Womble Carlyle Sandridge & Rice, LLP
271 17th Street, NW
Suite 2400
Atlanta, Georgia  30363-1017
Attention:  G. Donald Johnson
Email:  djohnson@wcsr.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 14.3.

SECTION 14.4                          Entire Agreement; Amendment.  This Agreement and the instruments and agreements to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  Each exhibit and schedule to this Agreement shall be considered incorporated into this Agreement.  Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

SECTION 14.5                          Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

SECTION 14.6                          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

SECTION 14.7                          Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SECTION 14.8                          Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.  Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to the Company Stockholders, the Company, Purchaser, and Merger Sub, the Purchaser Indemnitees and the Company Stockholder Indemnitees, as the case may be, shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor.  In this regard, the parties agree that such Persons shall have the right to enforce those provisions directly against the applicable indemnifying party.

SECTION 14.9                          Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns.

SECTION 14.10                        Assignment; Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided that the Purchaser may assign its rights under this Agreement to (a) any Affiliate of the Purchaser; (b) any purchaser of all or substantially all of the assets of the Purchaser; or (c) to lender(s) of the Purchaser as collateral security for borrowing, at any time following the Closing Date; in each such case, the Purchaser will nonetheless remain liable for all of its obligations hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

SECTION 14.11                       Applicable Law.  This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Minnesota, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

SECTION 14.12                                Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

SECTION 14.13                                Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA FOR ANY ACTION INITIATED BY PURCHASER AND WITHIN THE STATE OF GEORGIA FOR ANY ACTION INITIATED BY THE COMPANY PRIOR TO CLOSING OR BY A COMPANY STOCKHOLDER AT ANY TIME, AND ANY APPELLATE COURT HAVING JURISDICTION OVER APPEALS FROM ANY SUCH STATE OR FEDERAL COURT, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 14.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED.  EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.  NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.14                                Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with Law.

SECTION 14.15                                 Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

SECTION 14.16                                Delivery by Electronic Transmission.  This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[The remainder of this page is intentionally left blank.]

The parties have executed this Agreement and Plan of Merger as of the date indicated in the first sentence of this Agreement.

PURCHASER:

MEDOVEX CORP., a Nevada corporation

By:
Name:
Its:

MERGER SUB:

STML MERGER SUB, INC., a Minnesota corporation

By:
Name:
Its:

THE COMPANY:

STREAMLINE, INC., a Minnesota corporation

By:
Name:
Its:

SELLERS:

Peter Blankenship

Sam Blankenship

SELLERS’ REPRESENTATIVE

Jim L. Albrecht

SCHEDULE 1.1

Defined Terms

“Accounts Payable Statement” is defined in Section 3.8.

“Accounts Receivable” means any trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the Company.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses.

“Agreed Value”  means a value of Four Dollars and Eighty Cents ($4.80) per share of Purchaser’s Common Stock (adjusted for any stock split or stock combination which may occur prior to the date of the application of the Agreed Value).

“Agreement” is defined in the Preamble.

“Articles of Merger” is defined in Section 2.1.

“Business” means the business of designing, developing, manufacturing or marketing 510-k exempt products for use in the medical field.

“Business Day” means a day on which banks are open for business in the State of New York, but does not include a Saturday, Sunday or a statutory holiday in the State of New York.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” is defined in Section 11.4.

“Claim Notice” is defined in Section 11.4.

“Closing” is defined in Section 2.5(a).

“Closing Cash” is defined in Section 2.4(a).

“Closing Date” is defined in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Common Stock” is defined in Section 3.5.

“Company Intellectual Property” means any Intellectual Property exploited by, held for exploitation by, owned, purported to be owned by or licensed to any of the Company.

 “Company Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Company pursuant to an Inbound Intellectual Property License.

“Company Product(s)” means the products of the Company.

“Company Registered Intellectual Property” means any Company Owned Intellectual Property that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Company Software” means any Software that is owned or licensed to the Company or otherwise used, distributed, or made available by the Company.

“Company Stock Certificates” means, collectively, the certificates representing the Shares, and each, individually referred to as a “Company Stock Certificate.”

“Company Stockholders” means, collectively, all holders of Shares other than Dissenting Shares as of immediately prior to the Effective Time, and each, individually referred to as a “Company Stockholder.”

“Company Stockholder Indemnitees” is defined in Section 11.3.

“Competing Acquisition Proposal” is defined in Section 6.2(a).

“Contaminants” is defined in Section 3.35(a).

 “Contract” means any contract, agreement, understanding, arrangement or commitment, written or oral, to which the Company is a party or by which any Company or any of its properties, rights or assets are bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Damages” means all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, Third Party Claims, demands, injunctions, judgments, Orders, Liabilities, decrees, rulings, dues, obligations, Taxes, liens, assessments, levies, losses, lost profits, diminution of value, fines, penalties, costs, fees and expenses, including without limitation reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred by any Indemnified Party in investigating or defending any of the foregoing or in connection with the enforcement of the Indemnified Party’s rights under this Agreement or any agreement entered into in connection herewith, but excluding for all purposes exemplary and punitive damages, unless the same have been awarded against a party in connection with a Third Party Claim.

“Dissenters Holdback” means an amount of cash equal to the cash value of the Per Share Merger Consideration multiplied by the number of Dissenting Shares.

“Dissenting Shares” is defined in Section 2.2(b).

“Effective Time” is defined in Section 2.1.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, Contract or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services Contract, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party; (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or any of its Subsidiaries or ERISA Affiliate (or any dependent or beneficiary of any such individual); or (c) with respect to which the Company or any of its Subsidiaries or ERISA Affiliate has (or could have) any obligation or liability.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from:  (a) the presence, Release or threatened Release into the environment of any Hazardous Substance at any location, whether or not owned by Seller; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of any Hazardous Substances.

“Environmental Laws” means all Laws and Orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws or Orders relating to (a) the presence of, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, distribution, import, export, labeling, recycling, registration, investigation, removal, cleanup or remediation of Hazardous Substances or documentation related to the foregoing; (c) the transfer of interest in or control of Leased Real Property that may be contaminated; (d) community or worker right-to-know disclosures with respect to Hazardous Substances; (e) the protection of wildlife, marine life and wetlands, and endangered or threatened species; (f) storage tanks, vessels, containers, abandoned or discarded barrels or other closed receptacles containing Hazardous Substances; (g) health and safety of employees or other persons; or (h) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company or any of its Subsidiaries, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agreement” means an escrow agreement to be entered into as of the Closing by Paying Agent, Purchaser and the Sellers’ Representative in substantially the form of Exhibit B attached hereto (as amended, modified or supplemented from time to time in accordance with the terms thereof).

“Escrow Shares” means 200,000 shares of Purchaser’s common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Claims” is defined in Section 11.6(e).

“Extended Representations” means the representations and warranties set forth in Section 3.19 (Licenses and Permits), Section 3.20 (Compliance with Laws), Section 3.23 (Environmental Matters) and Section 3.30 (Commercial Bribery and Fraud).

“Final Determination” means a final, non-appealable determination by a court of competent jurisdiction, a final, binding and non-appealable ruling, or a negotiated settlement agreement between Purchaser or any other Purchaser Indemnitees and the Sellers Representative.

“Financial Statements” is defined in Section 3.8.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and Authority), Section 3.3 (Enforceability), Section 3.4 (Consents; Non-Contravention), Section 3.5 (Capitalization), Section 3.6 (No Subsidiaries), Section 3.16 (Taxes), Section 3.25 (Employee Benefit Plans), Section 3.34 (Brokers), Article IV and Article V.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“Hazardous Substances” means:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (b) any chemicals, materials or substances that are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

“Indebtedness” means:  (a) the aggregate principal amount of, and accrued interest and prepayment penalties, premiums or breakage fees with respect to, all indebtedness for borrowed money of the Company and all obligations of the Company evidenced by notes, debentures, bonds or similar instruments; (b) all obligations of the Company in respect of deferred purchase price for property or services, including capital leases, conditional sale agreements and other title retention agreements (but excluding current trade payables and compensation expenses incurred in the ordinary course of business consistent with past practices); (c) all obligations of the Company under conditional sale or other title retention agreements; (d) all obligations of the Company in respect of letters of credit, acceptances or similar obligations and any reimbursement agreements with respect thereto; (e) all obligations of the Company under interest rate cap agreements, interest rate swap agreements, foreign currency exchange Contracts or other hedging Contracts (including breakage costs with respect thereto); (f) all obligations of the Company in respect of capitalized leases; (g) all obligations of the Company in respect of transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans and similar obligations triggered by the transactions contemplated herein; and (h) any guaranty by the Company of the obligations of any Person with respect to any obligations of the type described in clauses (a) through (g); provided, however, that for purposes of this Agreement, “Indebtedness” specifically does not include any Liability owed by the Company to each of the North Dakota Development Fund and the Bank of North Dakota.

“Inbound Licenses” means all Contracts pursuant to which the Company is authorized or otherwise permitted to exploit any other Person’s Intellectual Property.

“Indemnification Cap” is defined in Section 11.6(b).

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article XI.

 “Intellectual Property” means collectively all Intellectual Property Rights and Technology.

“Intellectual Property Licenses” means collectively all Inbound Licenses and the Outbound Licenses.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to: (a) applications and registrations for patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof; (b) applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated); (c) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefor; (d) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (e) telephone numbers; (f) Trade Secrets, including rights to limit the use or disclosure thereof by any person; (g) privacy or publicity; (h) Technology; (i) databases and data collections; (j) all other equivalent or similar rights;  and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

 “IRS” means the United States Internal Revenue Service.

“Knowledge Qualifiers” means a qualification to a representation or warranty by use of the phrase “knowledge of the Company” or similar phrases using the word “knowledge,” “known” or “knowing.”

“Law” means any law, statute, ordinance, rule, regulation, code, treaty, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” is defined in Section 3.22.

“Letter of Transmittal” means the Letter of Transmittal in the form attached as Exhibit E hereto.

“Liability” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent, due or to become due, or otherwise.

“Liens” means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, claims, mortgages, security interests, indentures, equities, covenants, rights of way, and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by agreement, operation of Law or otherwise.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other such events, effects, changes or developments, is or may be materially adverse to either (a) the business, assets, liabilities, operations (including results of operations), or condition (financial or otherwise) of the Company; or (b) the consummation of the Transactions.

“Material Contracts” is defined in Section 3.18.

“Materiality Qualifiers” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Merger” is defined in Section 2.1.

“Merger Consideration” is defined in Section 2.4.

“Merger Consideration Shares” is defined in Section 2.4(b).

“Merger Sub” is defined in the Preamble.

“Minnesota Act” is defined in Section 2.1.

“Net Option Exercise Cash” means the amount of all cash actually received by the Company after the date hereof as payment for the exercise price of Shares purchased under Options outstanding on the date hereof, less the amount of all Taxes required to be withheld from such Optionholders in connection with such exercise.

“Open Source License” means an agreement that: (a) licenses Software or other material as “free software” or “open source software;” (b) is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License; or (c) is a Reciprocal License.

“Open Source Materials” means any Software or other materials licensed under an Open Source License.

“Option” means any option, warrant or other convertible security or contractual right to purchase shares of capital stock of the Company outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Order” means any order, writ, injunction, judgment, arbitration award, ruling or decree entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practices, including with respect to quantity and frequency.

“Outbound Licenses” means any Contract pursuant to which the Company grants any right to or otherwise permits any other Person to exploit any Company Intellectual Property.

“Paying Agent” means Interwest Transfer Company, Inc.

“Paying Agent Agreement” means an agreement between the Purchaser and Interwest Transfer Company, Inc. whereby Interwest shall serve as paying agent to distribute the Merger Consideration on behalf of the Purchaser.

“Permits” means all licenses, permits, registrations and government approvals of any kind or nature.

“Permitted Liens” means:  (a) statutory liens for Taxes not yet due; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the Ordinary Course; and (c) liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security.

“Per Share Cash Consideration” means a sum determined by dividing (A) the amount of the Closing Cash by (B) the Fully Diluted Share Number.

“Per Share Merger Consideration” means (A) the Per Share Cash Consideration and (B) the Per Share Stock Consideration.

“Per Share Stock Consideration” means 1,875,000 divided by the Fully Diluted Share Number.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Identifiable Information” means any information that specifically identifies any employee, contractor, and third parties who have provided information to the Company, whether a living or dead individual person, including: (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Pre-Closing Straddle Period” is defined in Section 10.3.

“Pre-Closing Tax Period” is defined in Section10.2.

“Post-Closing Straddle Period” is defined in Section 10.3.

“Pro Rata Share” means, with respect to each Company Stockholder, the percentage of the Fully Diluted Share Number held or deemed to be held by such Company Stockholder as of the Effective Time determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, by (b) the Fully Diluted Share Number.

“Proxy Statement” is defined in Section 6.3(a).

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitees” is defined in Section 11.2.

“Purchaser SEC Documents” is defined in Section 5.11.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form); (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person; or (iv) the grant of any patent or other rights including non-assertion or patent license obligations.

“Related Party” means any of the Company’s present and former directors, managers, officers, members, shareholders and partners, and their respective Affiliates.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring or migration into the atmosphere, soil, surface water, groundwater, land, subsurface strata or property.

“Restricted Period” is defined in Section 6.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the Preamble.

“Sellers’ Representative” is defined in the Preamble.

“Sellers’ Representative Expense Fund” is defined in Section 13.1.

“Shares” is defined in the Recitals.

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Special Claims” is defined in Section 11.1(d).

“Stockholder Approval” is defined in Section 6.3(b).

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Surviving Corporation” is defined in Section 2.1.

“Systems” is defined in Section 3.35(b).

“Tax Returns” means all returns, declarations, reports, statements and other documents filed or required to be filed in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” means all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties and additions to tax imposed by any Governmental Authority with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; (g) Trade Secrets; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Third Party Claim” means any action, lawsuit, proceeding, investigation, hearing, or like matter that is asserted or overtly threatened by a Person other than the parties, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Threshold” is defined in Section 11.6(a).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Transaction Documents” means this Agreement, the Escrow Agreement, Letters of Transmittal, the Paying Agent Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the Transactions.

“Transaction Expenses” means all of the Company’s expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and/or any offering or marketing materials and the consummation of the Closing any the other Transactions, including without limitation all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses (whether or not in connection with the Transaction) payable by the Company that have not been paid in full in cash as of the Closing.  Without limiting the foregoing, Transaction Expenses includes all expenses and payments incurred or made in connection with obtaining consents or waivers from landlords, customers, vendors, Governmental Authorities or any other party from whom a consent or waiver is required in connection with the transactions contemplated by the this Agreement.

“Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 10.6.

SCHEDULE 2.10(b)

List of Company and Sellers’ Representative Closing Deliveries

(i)
a payoff letter issued by each of holder of Indebtedness not earlier than five Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) a release of all Liens granted by the Company to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness

(ii)
an invoice issued by each creditors of Transaction Expenses not earlier than one Business Day prior to the Closing Date, which sets forth (A) the amounts required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, (B) the wire transfer instructions for the payment of such Transaction Expenses to such creditor; and (C) a release of all Liens granted by the Company to such creditor or otherwise arising with respect to such Transaction Expenses, effective upon payment of such Transaction Expenses;

(iii)	releases of all liens and other encumbrances and security interests held by the holders of Indebtedness in any of the Company’s assets, including UCC-3 termination statements;

(iv)
UCC-1, UCC-2, federal and state tax lien, bankruptcy and seven-year judgment searches with respect to the Company, for its state of incorporation and for each state and county in which its principal office or any of its material assets are located, and patent, trademark and copyright searches with respect to the Company, all prepared by search companies reasonably satisfactory to Purchaser and dated not earlier than 15 days prior to the Closing Date;

(v)	certified copies of the Company’s articles of incorporation issued by the secretary of state of the Company’s state of incorporation;

(vi)
certificates of good standing of the Company issued not earlier than five Business Days prior to the Closing Date by the secretaries of state of each state in which the Company is either incorporated or qualified to do business as a foreign corporation;

(vii)	a certificate in compliance with the Foreign Investment in Real Property Tax Act, as amended (“FIRPTA”), certifying that no Seller is a person or entity subject to withholding under FIRPTA;

(viii)
a certificate of the secretary of the Company certifying as true, correct and complete the following:  (A) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered hereunder on behalf of the Company; (B) a copy of the Company’s bylaws; and (C) a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Company hereunder;

(ix)
a closing certificate executed by the Sellers’ Representative or an authorized signatory of the Sellers’ Representative to the effect that the conditions set forth in Section 9.2 have been satisfied, and that all documents to be executed and delivered by the Sellers’ Representative in connection with the Closing have been executed by duly authorized officers of the Sellers’ Representative; and

(x)
a closing certificate executed by the Company to the effect that the conditions set forth in Section 9.2 have been satisfied, and that all documents to be executed and delivered by the Company at the Closing have been executed by duly authorized persons.

SCHEDULE 9.2(e)

Management to Deliver Employment Agreements

Peter Blankenship

Sam Blankenship

EXHIBIT A

ARTICLES OF MERGER

And

PLAN OF MERGER

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENTS

EXHIBIT D

FORM OF LEGAL OPINION OF THE COMPANY’S COUNSEL

EXHIBIT E

FORM OF LETTER OF TRANSMITTAL